UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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TWITTER, INC.

1355 MARKET STREET, SUITE 900

SAN FRANCISCO, CALIFORNIA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, May 25, 2016

Dear Stockholders of Twitter, Inc.:

The 2016 annual meeting of stockholders (the “Annual Meeting”) of Twitter, Inc., a Delaware corporation (“Twitter”), will be held on Wednesday, May 25, 2016 at 2:00 p.m. Pacific Time, at Yerba Buena Center for the Arts, YBCA Forum located at 701 Mission Street, San Francisco, California 94103, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers (“Say-on-Pay”);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

4.	To approve the Twitter, Inc. 2016 Equity Incentive Plan to be funded by shares to be contributed by our Chief Executive Officer, Jack Dorsey; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 30, 2016 as the record date for the Annual Meeting. Stockholders of record as of the record date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

This proxy statement and our annual report can be accessed directly at the following Internet address: http://www.viewproxy.com/twitter/2016. You will be asked to enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Twitter and look forward to either greeting you in person at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Jack Dorsey

Chief Executive Officer and Director

San Francisco, California

April 15, 2016

TWITTER, INC. / 2016 Proxy Statement	i

ii	TWITTER, INC. / 2016 Proxy Statement

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

TWITTER, INC.

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 2:00 p.m. Pacific Time on Wednesday, May 25, 2016

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2016 annual meeting of stockholders of Twitter, Inc., a Delaware corporation (“Twitter”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 25, 2016 at 2:00 p.m. Pacific Time, at Yerba Buena Center for the Arts, YBCA Forum located at 701 Mission Street, San Francisco, California 94103. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 15, 2016 to all stockholders entitled to vote at the Annual Meeting.

TWITTER, INC. / 2016 Proxy Statement	1

QUESTIONS AND ANSWERS ABOUT THE PROXY

MATERIALS AND OUR ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL	TWITTER BOARD OF DIRECTORS VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
(Proposal No. 1) The election of two Class III directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee	21
(Proposal No. 2) The approval, on an advisory basis, of the compensation of our named executive officers (“Say-on-Pay”).	FOR	22
(Proposal No. 3) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.	FOR	23
(Proposal No. 4) Approval of the Twitter, Inc. 2016 Equity Incentive Plan to be funded by shares to be contributed by our Chief Executive Officer, Jack Dorsey.	FOR	26

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. You may be asked to consider any other business that properly comes before the Annual Meeting.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 30, 2016, the record date, may vote at the Annual Meeting. As of the record date, there were 700,177,123 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders

If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

How many votes are needed for approval of each proposal?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
(Proposal No. 1) The election of two Class III directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified.

A plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the two nominees who receive the highest number of votes cast “For” are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

Abstentions will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

(Proposal No. 2) The approval, on an advisory basis, of the Say-on-Pay.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining compensation decisions for our named executive officers.

(Proposal No. 3) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

(Proposal No. 4) Approval of the Twitter, Inc. 2016 Equity Incentive Plan to be funded by shares to be contributed by our Chief Executive Officer, Jack Dorsey.

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.cesvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on May 24, 2016 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at (888) 693-8683 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;

•	notifying the Secretary of Twitter, Inc., in writing, at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the record date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport, as well as proof of share ownership. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Please note that seating is limited and we ask that you please allow ample time for check-in. Seating will begin at 1:00 p.m. and the Annual Meeting will begin at 2:00 p.m. Parking in the area is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jack Dorsey (our Chief Executive Officer), Anthony Noto (our Chief Financial Officer) and Vijaya Gadde (our General Counsel, Secretary and head of communications) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to

4	TWITTER, INC. / 2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 15, 2016 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the costs of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, the advisory vote on Say-on-Pay, or the approval of the Twitter, Inc. 2016 Equity Incentive Plan, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Twitter, Inc.

Attention: Investor Relations

1355 Market Street, Suite 900

San Francisco, California 94103

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

TWITTER, INC. / 2016 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 16, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twitter, Inc.

Attention: Secretary

1355 Market Street, Suite 900

San Francisco, California 94103

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2017 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 30, 2017; and

•	not later than March 1, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2017 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2017 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of 2017 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws, which were approved by our board of directors and stockholders in October 2013, is available on our website at http://investor.twitterinc.com. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board of Directors and Corporate Governance

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. All of our directors, other than Mr. Dorsey, our Chief Executive Officer, and Mr. Kordestani, our Executive Chairman, are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). Our board of directors is divided into three classes of directors each serving a staggered three-year term. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2016, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors. Peter Chernin and Peter Currie, current members of our board of directors, will not be standing for re-election at the Annual Meeting. Full biographical information is below.

	CLASS	AGE	POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Directors with Terms expiring at the Annual Meeting/Nominees
Jack Dorsey	III	39	Chief Executive Officer and Director	2007	2016	2019
Hugh Johnston(1)	III	54	Director	2016	2016	2019	X
Continuing Directors
Omid R. Kordestani	I	52	Executive Chairman	2015	2017	—
Peter Fenton	I	43	Director	2009	2017	—	X
Marjorie Scardino(2)	I	69	Director	2013	2017	—	X
Martha Lane Fox	II	43	Director	2016	2018	—	X
David Rosenblatt	II	48	Director	2010	2018	—	X
Evan Williams	II	44	Director	2007	2018	—	X

(1)	Mr. Johnston joined the audit committee on April 6, 2016 and will be Chairman effective immediately following the Annual Meeting replacing Mr. Currie.
(2)	Ms. Scardino joined the compensation committee on May 1, 2015, replacing Mr. Chernin.

Legend:	(L) Lead independent director | Chair | Member | Audit committee financial expert

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Considerations in Evaluating Director Nominees

Board of Directors Experience

✓    Finance and Accounting

✓     Technology Industry

✓    Digital and Social Media

✓     Operation of Global Organizations

✓    Mergers and Acquisitions

✓    Risk Management

✓     Computer Science

✓     Strategic Transformation

✓     International Tax

✓     Intellectual Property

✓     Executive Leadership and Talent Development

✓     Customer Perspective

✓    Company Senior Leadership

✓    Public Company Board Membership

✓    Public Policy

✓    Brand Marketing

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Additional qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, area of expertise, strategic vision, length of service, potential conflicts of interest, management, accounting and finance expertise and other commitments. Nominees must also have the ability to offer advice and guidance to our management based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of directors and have

sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our board of directors believes that our board of directors should be a diverse body. Our Corporate Governance Guidelines require our nominating and corporate governance committee to consider a broad range of backgrounds, experiences and diversity (in all aspects of that word). After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

The experiences, qualifications and skills of each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors that the board of directors considered in the nomination of such director are included below the directors’ individual biographies on the following pages. The board of directors concluded that each nominee should serve as a director based on the specific experience and attributes listed below and the direct personal knowledge of each nominee’s previous service on the board of directors, including the insight each nominee brings to the board of directors’ functions and deliberations.

In 2015, our nominating and corporate governance committee retained the services of an executive search firm to assist it in identifying potential new candidates to join our board of directors and/or as our Chief Executive Officer.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Director

NOMINEES FOR DIRECTOR

JACK DORSEY

Co-Founder and Chief Executive Officer of Twitter, Inc. and Square, Inc.

Director since 2007

Age 39

Committees: None

Jack Dorsey is one of our founders and has served as our Chief Executive Officer since September 2015 and as a member of our board of directors since May 2007. Mr. Dorsey served as our interim Chief Executive Officer from July 2015 to September 2015 and as our President and Chief Executive Officer from May 2007 to October 2008. Mr. Dorsey served as the Chairman of our board of directors from October 2008 to September 2015. Since February 2009, Mr. Dorsey has served as Co-Founder and Chief Executive Officer of Square, Inc., a provider of payment processing services.

Skills and Expertise:

✓	Global business leadership, operational experience, and experience developing technology as co-founder and Chief Executive Officer of Twitter and Square, Inc.
✓	In-depth knowledge of the technology sector and experience in developing transformative business models.
✓	Unmatched familiarity with and knowledge of our technologies and product offerings.
✓	Offers us a unique perspective with respect to building and managing a global brand in rapidly-changing industries.
✓	Outside board experience as a director of a large, complex global public company.

Other Current Public Company Board Service: The Walt Disney Company, a multinational media and entertainment company, and Square, Inc., a payments processing company.

HUGH JOHNSTON

Vice Chairman and Chief Financial Officer of PepsiCo, Inc.

Director since 2016

Age 54

Committees: Audit Committee (Chair, effective May 26, 2016)

Hugh Johnston has served as a member of our board of directors since April 2016. Mr. Johnston has been Vice Chairman and Chief Financial Officer of Pepsico, Inc., a global food and beverage company, since July 2015 and March 2010, respectively. Mr. Johnston served as Executive Vice President at Pepsico from March 2010 to July 2015. He joined PepsiCo in 1987 and has held a number of increasing leadership roles, including Executive Vice President, Global Operations from 2009 to 2010 and President, Pepsi-Cola North America Beverages from 2007 to 2009. Mr. Johnston left PepsiCo, Inc. from August 1999 through March 2002 to pursue a general management role as Vice President, Retail at Merck Medco, leading the company’s retail pharmacy card business. Mr. Johnston served on the board of directors of AOL Inc., a global media technology company, from October 2012 to June 2015. Mr. Johnston holds a B.S. from Syracuse University and an M.B.A. from the University of Chicago.

Skills and Expertise:

✓	Global business leadership and extensive financial and management expertise as Vice Chairman and Chief Financial Officer of Pepsico, Inc.
✓	Financial expertise and significant audit and financial reporting knowledge.
✓	Outside board experience as a director of AOL Inc.

Other Current Public Company Board Service: None

TWITTER, INC. / 2016 Proxy Statement	9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

CONTINUING DIRECTORS

OMID R. KORDESTANI

Executive Chairman, Twitter, Inc.

Director since 2015

Age 52

Committees: None

Omid R. Kordestani has served as the Executive Chairman of our board of directors since October 2015. From August 2014 to August 2015, Mr. Kordestani served as Senior Vice President and Chief Business Officer at Google Inc. From May 1999 to April 2009, Mr. Kordestani served as Senior Vice President of Global Sales and Business Development at Google Inc. From 1995 to 1999, Mr. Kordestani served as Vice President of Business Development at Netscape Communications Corporation. Prior to joining Netscape Communications Corporation, Mr. Kordestani held positions in business development, product management and marketing at The 3DO Company, Go Corporation and Hewlett-Packard Company. Mr. Kordestani holds a B.S. in Electrical Engineering from San Jose State University and an M.B.A. from Stanford University.

Skills and Expertise:

✓	Global business leadership, operational and organizational experience, corporate strategy experience and management experience as former Senior Vice President and Chief Business Officer of Google Inc.
✓	First-hand experience in successfully leading and managing large, complex global sales, support and service organizations in the technology industry.

Other Current Public Company Board Service: None

PETER FENTON

General Partner at Benchmark

Director since 2009

Age 43

Committees: Audit Committee and Compensation Committee (Chair)

Peter Fenton has served as a member of our board of directors since February 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton holds a B.A. in Philosophy and an M.B.A. from Stanford University.

Skills and Expertise:

✓	Extensive financial and investment expertise as a venture capitalist.
✓	In-depth knowledge of the technology sector.
✓	Valuable insights in deliberations regarding our acquisition strategies.
✓	Outside board experience as a director of several large, complex global public companies, as well as several private companies, which provides us with important perspectives in an evaluation of our practices and processes.

Other Current Public Company Board Service: Yelp, Inc., a local directory and user review service, Hortonworks, Inc., an enterprise data management platform, New Relic, Inc., a software analytics company, and Zendesk, Inc., a customer service platform.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

MARTHA LANE FOX

Founder and Chairperson of Lucky Voice Group Ltd.

Chairperson of MakieWorld Ltd.

Former Co-Founder and Managing Director of lastminute.com

Crossbench Peer in House of Lords

Director since 2016

Age 43

Committees: None

Martha Lane Fox has served as a member of our board of directors since April 2016. Since August 2005, Ms. Lane Fox has served as the founder and chairperson of Lucky Voice Group Ltd., a private karaoke company, and since September 2012 as the chairperson of MakieWorld Ltd., a 3D printing and game company. From 1998 to 2003, Ms. Lane Fox was the co-founder and managing director of lastminute.com, a travel and leisure website, and remained on the board of directors until 2005. Since March 2013, Ms. Lane Fox has served as a crossbench peer in the United Kingdom House of Lords. Since September 2015, Ms. Lane Fox has served as the founder and chair of doteveryone.org.uk, an organization advancing the understanding and use of Internet enabled technologies, and in September 2014 was appointed Chancellor of Open University. From July 2007 to April 2015, Ms. Lane Fox served on the board of directors of Marks and Spencer plc, a retail company, and has served on various private company boards. Ms. Lane Fox holds a B.A. in Ancient History and Modern History from University of Oxford.

Skills and Expertise:

✓	Global business leadership, operational experience, and management experience as former co-founder and managing director of lastminute.com.
✓	Outside board experience as a director of several large, complex global public companies, as well as several private companies.
✓	Valuable experience in technology and consumer industries.
✓	Government insights as crossbench peer in the United Kingdom House of Lords.

Other Current Public Company Board Service: None

MARJORIE SCARDINO

Former CEO of Pearson plc

Director since 2013

Age 69

Committees: Audit Committee and Compensation Committee

Marjorie Scardino has served as a member of our board of directors since December 2013. From January 1997 to December 2012, Ms. Scardino served as Chief Executive Officer and as a member of the board of directors of Pearson plc, a publishing and education company. From 1985 to 1997, Ms. Scardino served in several roles at The Economist Group, a media company, including as Chief Executive Officer. Ms. Scardino served on the board of directors of Nokia Corporation, a telecommunications company, from 2001 to April 2013. Ms. Scardino holds a B.A. in Psychology from Baylor University and a J.D. from the University of San Francisco School of Law.

Skills and Expertise:

✓	Global business leadership, operational experience, and management experience as former Chief Executive Officer of Pearson plc and The Economist Group.
✓	Over 25 years of leadership experience running some of the world’s preeminent multinational publishing and media companies.
✓	Outside board experience as a director of several large, complex global public companies.

Other Current Public Company Board Service: International Airlines Group, an airline group, and PureTech Health Plc.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

DAVID ROSENBLATT

CEO of 1stdibs.com, Inc.

Director since 2010

Age 48

Committees: Compensation Committee and Nominating and Corporate Governance Committee

David Rosenblatt has served as a member of our board of directors since December 2010. Since November 2011, Mr. Rosenblatt has served as Chief Executive Officer of 1stdibs.com, Inc., an online luxury marketplace. From October 2008 to May 2009, Mr. Rosenblatt served as President of Global Display Advertising at Google. Mr. Rosenblatt joined Google in March 2008 in connection with Google’s acquisition of DoubleClick, Inc., a provider of digital marketing technology and services. Mr. Rosenblatt joined DoubleClick in 1997 as part of its initial management team and served in several executive positions during his tenure, including as Chief Executive Officer from July 2005 to March 2008 and President from 2000 to July 2005. Mr. Rosenblatt holds a B.A. in East Asian Studies from Yale University and an M.B.A. from Stanford University.

Skills and Expertise:

✓	Global business leadership and extensive financial and management expertise as Chief Executive Officer of 1stdibs.com, Inc.
✓	Offers us a unique perspective with respect to building and managing a global brand in rapidly-changing industries.
✓	Outside board experience as a director of a large, complex global public company, as well as several private companies, which provides us with important perspectives in an evaluation of our practices and processes.

Other Current Public Company Board Service: IAC/InterActiveCorp, a media and internet company.

EVAN WILLIAMS

CEO of Medium and The Obvious Corporation

Director since 2007

Age 44

Committees: None

Evan Williams is one of our founders and has served as a member of our board of directors since May 2007. From October 2008 to October 2010, Mr. Williams served as our President and Chief Executive Officer, from July 2009 to March 2010, as our Chief Financial Officer and from February 2008 to October 2008, as our Chief Product Officer. Since April 2011, Mr. Williams has served as Chief Executive Officer of Medium, an online publishing platform, and since October 2006, as Chief Executive Officer of The Obvious Corporation, a technology systems innovator.

Skills and Expertise:

✓	Global business leadership, operational experience, and experience developing technology as Chief Executive Officer of Medium and The Obvious Corporation.
✓	In-depth knowledge of the technology sector.
✓	Extensive knowledge of our technologies and product offerings.
✓	Mr. Williams is our largest stockholder, owning approximately 6.24% of the outstanding shares of our common stock, directly aligning his interests with those of all of our stockholders.

Other Current Public Company Board Service: None

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, audit committee members must satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.

Our board of directors has undertaken a review of the independence of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mses. Lane Fox and Scardino and Messrs. Chernin, Currie, Fenton, Johnston, Rosenblatt and Williams do not have a material relationship with the company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the company) and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including in assessing the materiality of a director’s relationship with the company, considering the issue from the standpoint of the organizations with which the director has an affiliation, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure and Role of our Lead Independent Director

We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our Executive Chairman of our board of directors and our Chief Executive Officer roles are separate and our independent directors have appointed a Lead Independent Director. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Executive Chairman of our board of directors is involved in key matters, such as advising our executive officers, recruiting, major transactions, and broader business, customer and government relationships and monitors the content, quality and timeliness of information sent to our board of directors.

Peter Currie, as our current Lead Independent Director, is empowered to, among other things, preside over meetings of our independent directors, approve information to be sent to our board of directors if requested to do so by our board of directors, approve proposed meeting agendas and schedules and call meetings of our board of directors or independent directors. Mr. Currie also performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors will appoint a Lead Independent Director to replace Mr. Currie prior to the Annual Meeting.

We believe this structure of a separate Executive Chairman of our board of directors and Chief Executive Officer, combined with a Lead Independent Director, reinforces the independence of our board of directors as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our board of directors.

Board Meetings and Committees

We have an active and engaged board of directors that is committed to fulfilling its fiduciary duty to act in good faith in the best interests of our company and all of our stockholders. During our fiscal year ended December 31, 2015, our board of directors held nineteen meetings (including regularly scheduled and special meetings) and acted by written/electronic consent six times, and each director attended at

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Five directors attended our 2015 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

AUDIT COMMITTEE

Our audit committee consists of Messrs. Currie, Fenton and Johnston and Ms. Scardino, with Mr. Currie serving as Chairman. Mr. Johnston will become Chairman immediately following the Annual Meeting, replacing Mr. Currie. Each of our audit committee members meets the requirements for independence for audit committee members under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Messrs. Currie and Johnston are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Among other responsibilities, our audit committee:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;
•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related person transactions; and

•	approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investor.twitterinc.com. During fiscal 2015, our audit committee held ten meetings and acted by written/electronic consent one time.

COMPENSATION COMMITTEE

Our compensation committee consists of Messrs. Fenton and Rosenblatt and Ms. Scardino, with Mr. Fenton serving as Chairman. Ms. Scardino joined the compensation committee on May 1, 2015, replacing Mr. Chernin. Each of our compensation committee members meets the requirements for independence for compensation committee members under the listing standards of the NYSE and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director under Rule 16b-3 promulgated under the Exchange Act, and an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our equity compensation plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee

the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investor.twitterinc.com. During fiscal 2015, our compensation committee held six meetings and acted by written consent six times.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our nominating and corporate governance committee consists of Messrs. Chernin, Currie and Rosenblatt, with Mr. Chernin serving as Chairman, each of our nominating and corporate governance committee members meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Mr. Chernin served as Chairman of our nominating and corporate governance committee beginning on May 1, 2015 replacing Mr. Currie. Our board of directors will appoint new members of the nominating and corporate governance committee to replace Messrs. Chernin and Currie prior to the Annual Meeting. Among other responsibilities, our nominating and corporate governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	conducts periodic reviews of the company’s succession planning process for the company’s executive management team, reporting its findings and recommendations to the board of directors, and assists the board of directors in evaluating potential successors to the company’s executive management team;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.twitterinc.com. During fiscal 2015, our nominating and corporate governance committee held one meeting and acted by written consent one time.

BOARD AND COMMITTEE PERFORMANCE EVALUATIONS

Our board of directors and each of its committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. The nominating and corporate governance committee is responsible for establishing the evaluation criteria and implementing the process for the evaluation. Every year, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the board of directors and the committees, director performance and board of directors dynamics. The Lead Independent Director and our General Counsel then report the results of these interviews at meetings of the nominating and corporate governance committee and our board of directors, where the results are discussed. In addition, the chair of each committee guides an annual committee self-evaluation discussion among the committee members. The results of the committee self-evaluations are also reported to our board of directors for review and discussion.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee during the last fiscal year is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board and Committee Performance Evaluations

laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our General Counsel or our Legal Department at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. To be timely for our 2017 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than January  30, 2017 and no later than March 1, 2017.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, as applicable, and mailing the correspondence to our General Counsel at Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. Each communication should set forth (i) the name and address of the stockholder, as it appears in our records, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

Corporate Governance Overview

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and the NYSE. We believe that we have in place corporate governance procedures and practices that are designed to enhance our stockholders’ interests.

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our board of directors and management accountability and helps build public trust in Twitter. Highlights of our corporate governance practices include the following:

✓	75% of our continuing directors are independent
✓	Separate CEO and Chairman
✓	Lead independent director
✓	Will be moving to majority voting with director resignation for 2017 annual meeting of stockholders
✓	100% independent committee members
✓	Succession planning process
✓	Strict anti-hedging, anti-short sale and anti-pledging policies
✓	Robust Code of Business Conduct and Ethics and Corporate Governance Guidelines
✓	Director participation in orientation and continuing education
✓	Annual board of director and committee self-evaluations
✓	Periodic reviews of committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines
✓	Commitment to board of directors refreshment
✓	Robust director nominee selection process
✓	Risk oversight by full board and committees
✓	Annual Say-on-Pay vote
✓	Roll-out of performance-based equity incentives

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Stockholder Outreach

STOCKHOLDER OUTREACH

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. During the past fiscal year, certain members of our board and members of our executive team have continued to engage with stockholders directly. Our board has also directed our management team to seek and encourage feedback from stockholders about our corporate governance practices by conducting additional stockholder outreach and engagement throughout the year. As a result, our management team met in person and through teleconference meetings with a wide range of institutional stockholders to discuss our corporate governance and executive compensation programs and to answer questions and elicit feedback. These engagement efforts with our stockholders allowed us to better understand our stockholders’ priorities and perspectives, and provided us with useful input concerning our compensation and corporate governance practices. As a result of our stockholder outreach program in 2015, we (i) made changes to our executive compensation, as more fully described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Our Investor Outreach Program and Resulting Compensation Changes,” (ii) committed to implement majority voting with a director resignation policy for our 2017 annual meeting of stockholders (which would provide that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and no successor has been elected at such meeting, the director nominee must tender his or her resignation) and (iii) included more disclosure in this proxy statement around our corporate governance practices, including the experience of our directors, our corporate governance strengths and policies.

While we do not expect that we will always be able to address all of our stockholders’ feedback, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the company with evolving regulations and best practices, issues raised by our stockholders, and otherwise as circumstances warrant.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that addresses items such as:

•  director qualifications;

•  director independence;

•  director responsibilities;

•  executive sessions and leadership roles;

•  conflicts of interest;

•  board of directors committees;

•  director access to management and advisors;

•  director compensation;

•  director orientation and continuing education;

•  leadership development and succession planning;

•  CEO evaluation;

•  stockholder communications with the board of directors; and

•  performance evaluation of the board of directors and its committees.

In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers, that addresses items such as:

• our core values; • corporate opportunities; • fair dealing; • compliance with laws and policies; • confidentiality; • financial integrity and responsibility;	• protection and use of assets and intellectual property; • public communications and financial reporting; • reporting violations of law and policies; • accountability; and • no retaliation.

The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.twitterinc.com/. We will post any amendments to our Corporate Governance Guidelines, Code of Business Conduct and Ethics and any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

RISK MANAGEMENT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Risk Management

and implemented processes to manage such risks. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk, as summarized below. In addition, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board of Directors	Strategic, financial, business and operational, legal and compliance, and reputational risks and exposures associated with our business strategy, product innovation and product road map, policy matters, significant litigation and regulatory exposures, significant transactions and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, disclosure controls and procedures, legal and regulatory compliance, financial risk exposures, liquidity risk, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability, business continuity and capacity.

Discussions with management and the independent auditor, guidelines and policies with respect to risk assessment and risk management.

Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.
Nominating and Corporate Governance Committee	Risks and exposures associated with board organization, membership and structure, succession planning, corporate governance and overall board effectiveness.

Management Succession Planning

Our board of directors believes that the directors and the Chief Executive Officer, should collaborate on succession planning and that the entire board should be involved in the critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates, and making key management succession decisions. Management succession is regularly discussed by the directors in board of directors meetings and in executive sessions of the board of directors. Our board of directors

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Risk Management

annually conducts a detailed review of the company’s leadership pipeline, talent strategies and succession plans for key executive positions. Directors become familiar with potential successors for key management positions through various means, including the comprehensive annual talent review, board dinners and presentations and informal meetings.

Director Compensation

In December 2013, our board of directors, upon the recommendation of our compensation committee, adopted our Outside Director Compensation Policy for the compensation of our non-employee directors. Our non-employee directors receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”) and cash, as described below. Directors may be reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors.

During 2015, only Mr. Costolo (during the period from January 1, 2015 to July 1, 2015), Mr. Dorsey (during the period from July 1, 2015 to December 31, 2015) and Mr. Kordestani (during the period from October 13, 2015 to December 31, 2015) were employees. See the section titled “Executive Compensation” for additional information about their compensation.

EQUITY COMPENSATION

On the date of each annual meeting of stockholders, each of our non-employee directors is granted restricted stock units (“RSUs”) having a grant date fair value equal to $225,000, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. The shares of our common stock underlying the RSUs vest in quarterly installments beginning the first quarter following the date of grant (on the same day of the month as the date of grant) but will vest in full on the date of the next annual meeting of stockholders if not fully vested on such date, subject to continued service through each vesting date. If, as of the date of an annual meeting of stockholders, one of our non-employee directors holds an equity award to acquire shares of our common stock that is not fully vested, the value of the new RSUs granted at such annual meeting of stockholders to such non-employee director will be reduced in accordance with the terms of our Outside Director Compensation Policy.

As of December 31, 2015, all non-employee directors who held unvested equity awards would have been subject to accelerated vesting if their services had been terminated in connection with a change of control.

CASH COMPENSATION

Each of our non-employee directors receives a quarterly fee of $12,500 in cash for serving on our board of directors. In addition, members of the three standing committees of our board of directors are entitled to the following quarterly cash fees:

BOARD COMMITTEE	CHAIRPERSON FEE	MEMBER FEE
Audit Committee	$7,500	$2,500
Compensation Committee	$5,000	$2,500
Nominating and Corporate Governance Committee	$3,750	$2,500

However, if a non-employee director held unvested equity awards with respect to shares of our common stock that were outstanding as of December 2, 2013, such director is not entitled to cash fees until the first month after he or she is fully vested in such equity awards.

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive under our Outside Director Compensation Policy in the form of additional RSUs. Such election must be made no later than two weeks prior to the date of the annual meeting of stockholders on which the annual grant of RSUs described above will be made and the value of the RSUs granted at such annual meeting of stockholders will be increased by the amount of fees that would have otherwise been paid in cash.

Our 2013 Plan contains maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Compensation for 2015

COMPENSATION FOR 2015

The following table provides information regarding the total compensation that was earned by each of our non-employee directors in 2015.

DIRECTOR	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Richard Costolo (2)	—	—	—
Jack Dorsey (3)	—	—	—
Peter Chernin (4)	—	—	—
Peter Currie (5)	—	315,000	315,000
Peter Fenton (6)	—	305,000	305,000
Marjorie Scardino (7)	—	295,000	295,000
David Rosenblatt (8)	—	295,000	295,000
Evan Williams	131,250	—	131,250
(1)	The amounts reported represent the total value of RSUs earned pursuant to our Outside Director Compensation Policy. Such value does not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 29, 2016.
(2)	As of December 31, 2015, Mr. Costolo held an option to purchase a total of 1,244,727 shares of our common stock all of which were vested as of December 31, 2015. Mr. Costolo resigned as our Chief Executive Officer on July 1, 2015 and as a member of our board of directors on September 30, 2015. Mr. Costolo’s compensation as a non-employee director during the period from July 1, 2015 through September 30, 2015 is reported together with his compensation as our former Chief Executive Officer in the section titled “Executive Compensation”.
(3)	As of December 31, 2015, Mr. Dorsey held an option to purchase a total of 2,000,000 shares of our common stock all of which were vested as of December 31, 2015. Mr. Dorsey was appointed as our Chief Executive Officer on September 30, 2015 after serving as our interim Chief Executive Officer from July 1, 2015 to September 29, 2015. In connection with Mr. Dorsey’s appointment as our Chief Executive Officer on September 30, 2015, Mr. Dorsey resigned from his role as the Chairman of our board of directors but remained a member thereof. Mr. Dorsey donated to the Company’s charitable efforts non-employee director compensation earned during the period from January 1, 2015 through July 1, 2015.
(4)	As of December 31, 2015, The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman, held 50,000 RSUs which vest in quarterly installments such that the RSUs will vest in full by December 31, 2016, subject to continued service through each such vesting date. In July 2013, Mr. Chernin transferred all of his rights, title and interest with respect to the RSUs to The Chernin Group, LLC.
(5)	As of December 31, 2015, Mr. Currie held an option to purchase a total of 360,000 shares of our common stock all of which were vested as of December 31, 2015. As of December 31, 2015, Mr. Currie held 4,257 RSUs which vest in quarterly installments such that the RSUs will vest in full on the earlier of the date of our Annual Meeting or June 3, 2016, subject to continued service through each such vesting date.
(6)	As of December 31, 2015, Mr. Fenton held 4,122 RSUs which vest in quarterly installments such that the RSUs will vest in full on the earlier of the date of our Annual Meeting or June 3, 2016, subject to continued service through each such vesting date.
(7)	As of December 31, 2015, Ms. Scardino held 3,986 RSUs which vest in quarterly installments such that the RSUs will vest in full on the earlier of the date of our Annual Meeting or June 3, 2016, subject to continued service through each such vesting date.
(8)	As of December 31, 2015, Mr. Rosenblatt held an option to purchase a total of 350,000 shares of our common stock all of which were vested as of December 31, 2015. As of December 31, 2015, Mr. Rosenblatt held 3,986 RSUs which vest in quarterly installments such that the RSUs will vest in full on the earlier of the date of our Annual Meeting or June 3, 2016, subject to continued service through each such vesting date.

20	TWITTER, INC. / 2016 Proxy Statement

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Following the Annual Meeting, we expect to reduce the number of authorized directors to eight to eliminate the vacancies resulting following the expiration of the terms of Messrs. Chernin and Currie.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Jack Dorsey and Hugh Johnston as nominees for election as Class III directors at the Annual Meeting. If elected, each of Messrs. Dorsey and Johnston will serve as Class III directors until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Dorsey and Johnston. We expect that each of Messrs. Dorsey and Johnston will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES

NAMED ABOVE.

TWITTER, INC. / 2016 Proxy Statement	21

PROPOSAL NO. 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to approve, on an advisory, or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our board of directors or our compensation committee. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis” below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the Say-on-Pay requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

22	TWITTER, INC. / 2016 Proxy Statement

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2016. During our fiscal year ended December 31, 2015, PwC served as our independent registered public accounting firm.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 31, 2014 and 2015.

	2014	2015
	(IN THOUSANDS)
Audit Fees (1)	$4,212	$4,976
Audit-Related Fees (2)	$514	$726
Tax Fees (3)	$773	$1,397
All Other Fees (4)	$9	$35
Total Fees	$5,508	$7,134

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements,

including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for our fiscal years ended December 31, 2014 and 2015 also consisted of professional services rendered in connection with our securities offerings.

(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attest services.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2015, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by PwC for our fiscal years ended December 31, 2014 and 2015 were pre-approved by our audit committee in accordance with this policy.

TWITTER, INC. / 2016 Proxy Statement	23

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

24	TWITTER, INC. / 2016 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by Twitter’s board of directors, which is available on Twitter’s web site at http://investor.twitterinc.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to Twitter’s financial reporting process, Twitter’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Twitter’s consolidated financial statements. Twitter’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Twitter’s consolidated financial statements and of Twitter’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Twitter’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission (“SEC”).

Respectfully submitted by the members of the audit committee of the board of directors:

Peter Currie (Chair)

Hugh Johnston

Peter Fenton

Marjorie Scardino

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

TWITTER, INC. / 2016 Proxy Statement	25

PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

PROPOSAL NO. 4

APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

In October 2015, our Co-Founder and Chief Executive Officer, Jack Dorsey, agreed to contribute 6,814,085 shares of his own Twitter common stock to Twitter to be granted to our employees. Mr. Dorsey and we believe our success is due to our highly talented employee base and that future success depends on the ability to attract and retain high caliber people. Mr. Dorsey’s share contribution is an investment in our employees and way to attract and retain them without any dilution to our stockholders.

We are asking our stockholders at the Annual Meeting to approve the Twitter, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) to effect the contribution of the 6,814,085 shares from Mr. Dorsey to Twitter to allow us to fulfill Mr. Dorsey’s objectives of making his contributed shares available for grants to our employees. The 2016 Plan was adopted, subject to stockholder approval, by our board of directors on October 13, 2015. If the 2016 Plan is approved by our stockholders, 6,814,085 shares of our common stock will be available for making grants under the 2016 Plan. All of these shares will be contributed to the 2016 Plan, without any cost or charge to us, by our Chief Executive Officer pursuant to a Contribution Agreement (the “Contribution Agreement”) dated as of October 22, 2015, by and between Twitter and the Jack Dorsey Revocable Trust dated December 8, 2010 (the “Jack Dorsey Trust”), which we made available to stockholders on a Current Report on Form 8-K filed on October 23, 2015. As a result, our stockholders will not be diluted if the 2016 Plan is approved.

Highlights of the 2016 Plan

✓	No Additional Shares. Twitter is not requesting that our stockholders approve additional shares to be made available for award grants under the 2016 Plan, other than shares that will be contributed without any cost or charge to us by the Jack Dorsey Trust.
✓	No Evergreen Provision. The 2016 Plan does not contain an annual “evergreen” provision that increases the number of shares available for issuance each year.
✓	Administration by Independent Directors. The 2016 Plan will be administered by the compensation committee of the board of directors, which is comprised entirely of independent non-employee directors.

✓  No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

✓  No Single Trigger Vesting Acceleration on Change of Control. The 2016 Plan provides that upon a change of control, outstanding awards may be treated as provided by the administrator, and that, only in the event an award is not assumed or substituted will the award vest on a change of control.

✓  Limits on Awards to Non-Employee Directors. The 2016 Plan sets reasonable limits as to the maximum number of awards that could be granted in each fiscal year to non-employee directors.

✓  Prohibitions on Pledging and Other Transfers. In general, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, unless otherwise approved by the administrator of the 2016 Plan.

✓  No Tax Gross-Ups. The 2016 Plan does not provide for any tax gross-ups.

✓  Recapture of Shares. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2016 Plan.

The 2016 Plan also is designed to give us, if we deem appropriate or desirable, the ability to grant awards that are intended to allow us to deduct in full for federal income tax purposes the compensation recognized by certain of our executive officers in connection with certain awards that may be granted to them under the 2016 Plan. Section 162(m) of the Code (“Section 162(m)”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and certain other executive officers (excluding the chief financial officer). However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit if certain requirements are met. To enable compensation in connection with stock options, stock appreciation rights and certain full-value awards and performance awards under the 2016 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2016 Plan limits the sizes of awards that may be granted to a participant each calendar year as further described below (among other requirements).

26	TWITTER, INC. / 2016 Proxy Statement

PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

By approving the 2016 Plan, our stockholders will be approving, among other things, eligibility requirements for participation in the 2016 Plan and the other material terms of the 2016 Plan and awards granted under the 2016 Plan, including limits on the numbers of shares or compensation that could be granted to a participant each calendar year, and re-approving, among other things, performance measures upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant awards under the 2016 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m) and intend to continue our current practice of granting some awards with time-based vesting that do not qualify as “performance-based” compensation.

Principles of the 2016 Plan

The primary goal of the 2016 Plan is to allow us to fulfill Mr. Dorsey’s objectives of making his 6,814,085 contributed shares available for grants to our employees. We believe our success is due to our highly talented employee base and that future success depends on the ability to attract and retain high caliber personnel. We compete for a limited pool of talent. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel we need to move our business forward. Our employees and other service providers are our most valuable asset, and we strive to provide them with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby aligning their interests with those of our stockholders. The 2016 Plan allows us to further these objectives without dilution to our shareholders.

Our board of directors believes that the proposed 2016 Plan is necessary for us fulfill Mr. Dorsey’s and our objectives and to continue to offer a competitive equity incentive program. Approximately 79.09% of outstanding awards as of December 31, 2015 are held by employees who are not executive officers or directors. In fiscal 2015, approximately 93.07% of all awards on a share basis were issued to employees who are not executive officers or directors. Our 2013 Plan currently is limited in the number of shares that are available for making future equity awards to our employees and other service providers. After considering such factors as we deemed relevant, including the historical annual rate at which we grant equity to our employees and other service providers, the available shares under our 2013 Plan (including any future increases to its share reserve), the estimated forfeitures of existing awards, and our plans for potential growth, our board of directors believes the 2016 Plan, if approved, will be an important factor in attracting, retaining, and rewarding the high caliber personnel that are essential to our future success. If the stockholders do not approve the 2016 Plan, we believe it will be impossible for us to successfully attract and retain the best possible talent without further dilution to stockholders.

Members of our board of directors and our executive officers technically have an interest in this proposal because they are eligible to receive awards under the 2016 Plan. However, no awards have been made, granted or committed under the 2016 Plan.

Description of the 2016 Plan

The material features of the 2016 Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the 2016 Plan, and this summary is qualified in its entirety by reference to the text of the 2016 Plan.

A full copy of the proposed 2016 Plan is attached to this proxy statement as Annex A.

Our board of directors adopted, subject to stockholder approval, our 2016 Plan on October 13, 2015 and our stockholders are being asked to approve our 2016 Plan at the Annual Meeting, including eligibility, performance goals, and other material terms of the 2016 Plan, for the purpose of allowing us the ability to grant awards under the 2016 Plan that are intended to qualify as “performance-based” compensation under Section 162(m), if we deem appropriate or desirable. Our 2016 Plan will be effective contingent upon stockholder approval at the Annual Meeting. Our 2016 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and employees of any of our parent and subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. A total of 6,814,085 shares of our common stock have been reserved for issuance pursuant to our 2016 Plan. The 2016 Plan does not contain an annual “evergreen” provision that increases the number of shares available for issuance each year. The 2016 Plan authorizes a fixed number of shares so that stockholder approval is required for any increase to the maximum number of shares

TWITTER, INC. / 2016 Proxy Statement	27

PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

that may be issued under the 2016 Plan. We are not requesting that our stockholders approve shares to be made available for award grants under the 2016 Plan, other than shares that will be contributed without any cost or charge by the Jack Dorsey Trust. As a result, our stockholders will not be diluted if the 2016 Plan is approved.

Plan Administration. Our board of directors or one or more committees appointed by our board of directors will administer our 2016 Plan. Our board of directors has delegated concurrent authority to administer our 2016 Plan to our compensation committee. In the case of awards intended to qualify as ‘‘performance-based compensation’’ within the meaning of Section 162(m), the committee will consist of two or more ‘‘outside directors’’ within the meaning of Section 162(m). In addition, if we determine it is desirable to qualify transactions under our 2016 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3 of the Exchange Act. Subject to the provisions of our 2016 Plan, the administrator has the power to administer our 2016 Plan, including but not limited to, the power to interpret the terms of our 2016 Plan and awards granted under it, to create, amend and revoke rules relating to our 2016 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Eligibility. We will be able to grant all types of awards under the 2016 Plan to our employees, consultants, and non-employee directors and employees and consultants of our parent or subsidiary corporations. While Jack Dorsey is eligible to receive awards under this 2016 Plan as an employee of Twitter, we do not expect him to be granted any awards under it. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of March 30, 2016, we had 6 non-employee directors and approximately 3,800 employees (including 12 executive officers) of Twitter and its parent and subsidiary corporations.

Stock Options. Stock options may be granted under our 2016 Plan. The exercise price of options granted under our 2016 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. For nonstatutory stock options and incentive stock options granted to employees who do not own more than 10% of the voting power of all classes of our outstanding stock, the exercise price must equal at least 100% of the fair market value. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option generally will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. However, if the exercise of an option is prevented by applicable law the exercise period may be extended by the administrator under certain circumstances. Subject to the provisions of our 2016 Plan, the administrator determines the other terms and conditions of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2016 Plan, the administrator determines the other terms and conditions of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

28	TWITTER, INC. / 2016 Proxy Statement

PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

Restricted Stock. Restricted stock may be granted under our 2016 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2016 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

RSUs. RSUs may be granted under our 2016 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2016 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Section 162(m) Performance Awards. The 2016 Plan is designed to permit Twitter to issue awards that qualify as performance-based compensation under Section 162(m). Thus, the administrator may make performance goals applicable to a participant with respect to an award. At the administrator’s discretion, one or more of the following performance goals may apply: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin, (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) market share, (xxiii) contract awards or backlog, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics. The performance goal(s) may differ from participant to participant and from award to award. Any performance goal(s) may be used to measure the performance of the company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with accounting principles generally accepted in the United States (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles. Prior to the latest date that would meet the requirements under Section 162(m), the administrator will determine whether any significant elements

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PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

or items will be included or excluded from the calculation of performance goals with respect to any award recipient. Except as so determined otherwise by the administrator, performance goals will be calculated in accordance with our financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to the issuance of the award.

Outside Director Limits. Our 2016 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under our 2016 Plan. To provide a maximum limit on the awards that can be made to our outside directors, our 2016 Plan provides that in any given year, an outside director (i) will not be granted cash-settled awards having a grant-date fair value greater than $1,000,000, but that in the fiscal year that an outside director first joins our board of directors, he or she may be granted a cash-settled award with a grant-date fair value of up to $2,000,000; and (ii) will not be granted stock-settled awards having a grant-date fair value greater than $1,000,000, but that in the fiscal year that an outside director first joins our board of directors, he or she may be granted stock-settled awards having a grant-date fair value of up to $2,000,000. The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2016 Plan in the future.

Certain Other Limits.

Our 2016 Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares and/or dollars that could be issued to any one eligible individual (other than an outside director) under the 2016 Plan in any fiscal year is set forth below:

•	With respect to stock options, 2,000,000 shares, plus an additional 1,000,000 shares in connection with his or her initial service as an employee;

•	With respect to stock appreciation rights, 2,000,000 shares, plus an additional 1,000,000 shares in connection with his or her initial service as an employee;

•	With respect to restricted stock, 1,000,000 shares, plus an additional 1,000,000 shares in connection with his or her initial service as an employee;

•	With respect to restricted stock units, 1,000,000 shares, plus an additional 1,000,000 shares in connection with his or her initial service as an employee;
•	With respect to performance shares, 1,000,000 shares, plus an additional 1,000,000 shares in connection with his or her initial service as an employee; and

•	the maximum aggregate grant date value of performance units that a participant may receive is $2,500,000.

The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2016 Plan in the future.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2016 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2016 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change of Control. Our 2016 Plan provides that in the event of a merger or change of control, as defined under our 2016 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her options, RSUs and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

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Amendment; Termination. The administrator has the authority to amend, suspend or terminate our 2016 Plan provided such action does not impair the existing rights of any participant. Our 2016 Plan automatically will terminate in 2026, unless we terminate it sooner.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the incentive stock option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any additional gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock. If at the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by Twitter.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received upon the exercise.

RSUs. A recipient will not have taxable income upon grant. Instead, he or she will generally be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such recipient at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a recipient. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards. A recipient generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, recipients normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Medicare Surtax. A recipient’s annual “net investment income”, as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2016 Plan. Whether a recipient’s net investment income will be subject to the Medicare Surtax will depend on the recipient’s level of annual income and other factors.

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PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

Twitter Tax Deduction. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a recipient and at the time the recipient recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include stockholder approval of the performance goals under the 2016 Plan, setting individual annual limits on each type of award, and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2016 Plan has been designed to permit the administrator to grant certain awards in its discretion that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE MAY RESIDE.

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PROPOSAL NO. 4 APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN

New Plan Benefits

Our named executive officers and directors have an interest in this proposal because they are eligible to participate in the 2016 Plan. Twitter has not approved any awards that are conditioned on stockholder approval of the 2016 Plan proposal. The number of awards that an employee, director or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under existing plans during fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; and (iii) the aggregate number of shares of restricted stock or restricted stock units granted under existing plans during fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. Please also refer to the information about grants made to our named executive officers in the last fiscal year described under the section titled “Executive Compensation.” Grants made to our nonemployee directors in the last fiscal year are described in the section titled “Board of Directors and Corporate Governance—Director Compensation.”

NAME AND PRINCIPAL POSITION	NUMBER OF SHARES SUBJECT TO OPTIONS GRANTED	AVERAGE PER SHARE EXERCISE PRICE OF OPTION GRANTS	NUMBER OF SHARES SUBJECT TO RESTRICTED STOCK UNITS GRANTED	DOLLAR VALUE OF SHARES SUBJECT TO RESTRICTED STOCK UNITS GRANTED
Jack Dorsey	—	—	—	—
Chief Executive Officer
Omid R. Kordestani	800,000	$29.06	—	—
Executive Chairman
Richard Costolo	—	—	—
Former Chief Executive Officer
Anthony Noto	—	—	—	—
Chief Financial Officer
Alex Roetter	—	—	176,837	$8,610,193.53
Former Senior Vice President of Engineering
Kevin Weil	—	—	176,837	$8,610,193.53
Former Senior Vice President of Product
Executive Officer Group (8 persons)	800,000	$29.06	353,674	$17,220,387.06
Non-Employee Director Group (6 persons)	—	—	47,462	$1,756,094.00
Non-Executive Officer Employee Group	—	—	18,092,118	$636,590,206.35

Vote Required

The approval of the 2016 Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF TWITTER, INC. 2016 EQUITY INCENTIVE PLAN.

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EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2016. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

NAME	AGE	POSITION
Jack Dorsey	39	Chief Executive Officer and Director
Omid Kordestani	52	Executive Chairman
Anthony Noto	47	Chief Financial Officer
Adam Bain	42	Chief Operating Officer
Vijaya Gadde	41	General Counsel and Secretary
Adam Messinger	44	Chief Technology Officer

Jack Dorsey is one of our founders and has served as our Chief Executive Officer since September 2015 and as a member of our board of directors since May 2007. Mr. Dorsey served as our interim Chief Executive Officer from July 2015 to September 2015 and as our President and Chief Executive Officer from May 2007 to October 2008. Mr. Dorsey served as the Chairman of our board of directors from October 2008 to September 2015. Since February 2009, Mr. Dorsey has served as Co-Founder and Chief Executive Officer of Square, Inc., a provider of payment processing services. Mr. Dorsey currently serves on the boards of directors of The Walt Disney Company and Square, Inc.

Omid R. Kordestani has served as the Executive Chairman of our board of directors since October 2015. From August 2014 to August 2015, Mr. Kordestani served as Senior Vice President and Chief Business Officer at Google Inc. From May 1999 to April 2009, Mr. Kordestani served as Senior Vice President of Global Sales and Business Development at Google Inc. From 1995 to 1999, Mr. Kordestani served as Vice President of Business Development at Netscape Communications Corporation. Prior to joining Netscape Communications Corporation, Mr. Kordestani held positions in business development, product management and marketing at The 3DO Company, Go Corporation and Hewlett-Packard Company. Mr. Kordestani holds a B.S. in Electrical Engineering from San Jose State University and an M.B.A. from Stanford University.

Anthony Noto has served as our Chief Financial Officer since August 2014. From October 2010 to June 2014, Mr. Noto served as a Managing Director in the Technology, Media and Telecom Investment Banking Group at Goldman, Sachs & Co. Mr. Noto served as Co-Head of Goldman Sachs’ Technology,

Media and Telecom Investment Banking group from September 2011 to May 2014. From February 2008 to September 2010, Mr. Noto served as the CFO of the National Football League. Mr. Noto holds a B.S. in Mechanical Engineering from the United States Military Academy and a M.B.A. from the Wharton School of the University of Pennsylvania.

Adam Bain has served as our Chief Operating Officer since September 2015 and as our President, Global Revenue & Partnerships from September 2010 to October 2015. From September 1999 to September 2010, Mr. Bain served in several roles at News Corporation, a diversified media company, including as Executive Vice President of Products & Technology and as President of its advertising arm, Fox Audience Network, Inc. Mr. Bain holds a B.A. in English Journalism from Miami University.

Vijaya Gadde has served as our General Counsel and Secretary since August 2013, as our head of communications since July 2015 and as our Director, Legal from July 2011 to August 2013. From October 2010 to July 2011, Ms. Gadde served as Senior Director and Associate General Counsel, Corporate, at Juniper Networks, Inc., a provider of network infrastructure products and services. From October 2000 to April 2010, Ms. Gadde was an attorney at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Gadde holds a B.S. in Industrial and Labor Relations from Cornell University and a J.D. from New York University School of Law.

Adam Messinger has served as our head of engineering, product development (other than the product teams related to monetization efforts, which report to Mr. Bain) and design since January 2016 and as our Chief Technology Officer since

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March 2013 and served as our Vice President, Application Development from April 2012 to March 2013 and as our Vice President, Product Development from November 2011 to April 2012. Prior to that, Mr. Messinger was Vice President of Development at Oracle Corporation, a computer technology company, from January 2008 to November 2011.

Mr. Messinger holds a B.S. in Physics and Computer Science from Willamette University and a M.S. from Stanford University. Mr. Messinger currently serves on the boards of directors of Girls Who Code (a non-profit) and New Relic, Inc.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of compensation for our current and former executive officers during the fiscal year ended December 31, 2015 who were Named Executive Officers (“Named Executive Officers”).

Named Executive Officers for 2015		Executive Compensation Highlights
Jack Dorsey Anthony Noto Omid Kordestani Richard Costolo Alex Roetter Kevin Weil	Chief Executive Officer (“CEO”) (1) Chief Financial Officer (“CFO”) Executive Chairman (2) Former CEO (3) Former SVP, Engineering (4) Former SVP, Product (5)

•    No CEO Compensation. Our Chief Executive Officer elected to take no compensation in 2015.

•    Performance-Based Equity. We granted our first performance-based equity award to begin to phase in a performance-based equity compensation program for our executive officers.

•    No Annual Grants. We only granted equity to executives who were promoted.

•    Investor Outreach. We had a series of meetings with our top institutional investors for feedback on our compensation program and implemented changes, including our performance-based equity plan, as a result.

•    Cash Compensation Below Market. Our cash compensation for executive officers continues to remain below market.

•    Equity Stakes Tie Executives to Performance. Approximately 99% of our executive compensation is equity based.

•    Good Compensation Governance. We continue to disallow hedging and pledging of our securities, 280(g) tax gross ups and single trigger change of control provisions.

(1) Appointed July 1, 2015, (2) Appointed October 13, 2015, (3) Resigned July 1, 2015, (4) Resigned February 4, 2016, and (5) Resigned January 29, 2016.

This CD&A is organized into four sections:

Page 36 -    Executive Summary

Page 38 -     Our Compensation-Setting Process

Page 41 -    Elements of Pay and 2015 Compensation Decisions

Page 44 -     Other Compensation Information

Executive Summary

Twitter gives everyone the power to create and share ideas and information instantly without barriers. Our service is live—live commentary, live connections and live conversations. Whether it is breaking news, entertainment, sports, or everyday topics, hearing about and watching a live event unfold is the fastest way to understand the power of

Twitter. Twitter has always been considered a “second screen” for what is happening in the world and we believe we can become the first screen for everything that is happening now. By doing so, we believe we can build the planet’s largest daily connected audience.

Our revenue grew to $2.22B in 2015, an increase of 58% year over year. We saw a significant increase in revenue driven by

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our core business and also generated healthy revenue streams from third party publishers’ websites, applications and other offerings and data licensing. Mobile advertising made up over 85% of our 2015 revenue. Finally, we saw a 9% increase in our monthly active users in the three months ended December 31, 2015, as compared to the three months ended December 31, 2014, driven primarily by growth initiatives. Despite our 2015 financial growth, we saw a material decrease in our stock price over the course of the year. We refocused our efforts and committed to the following 2016 strategy in a letter to our stockholders:

•	Our Users. We are committed to refining our core service to better enable people to more easily create, share and consume content that is important to them. As part of that strategy, we will be focusing on live streaming video, which we believe is a strong complement to the live nature of Twitter. We will also be working toward giving our creators and influencers better tools to build and connect with their fans and audience through Twitter. Finally, we intend to invest more resources in making our platform safer by implementing technology to better detect the use of repeat abusive accounts, making it simpler for our users to report multiple abusive Tweets or accounts, and giving people simpler tools to curate and control their experience on Twitter.

•	Our Advertisers. Our three main initiatives to improve our advertisers’ ability to connect with their customers are: (i) building a rich canvas for marketers by incorporating additional features into our Promoted Products, (ii) increasing advertisers’ return on investment, or ROI, with improved measurement, bidding and relevance capabilities and (iii) increasing advertisers’ scale and reach by leveraging Twitter’s unique global audience.

•	Our Developers. We are committed to providing a platform for developers to build, grow, and generate revenue with their sites and apps. In turn, we believe that these sites and apps provide us with strategic value by enabling us to demonstrate the importance of Tweets and extend their reach beyond Twitter.

To execute this strategy, we must attract and retain employees who are experts and who are agile enough to quickly innovate on our business strategy and constantly enhance our product offerings. Our executive compensation program is designed to help us realize these objectives. Specifically, the goals of our executive compensation program are to:

•	recruit and retain talented individuals who can develop, implement and deliver on long-term value creation strategies by using reasonable and competitive pay packages (similar to those made available to executives at companies with which we compete for executive talent (our “compensation peers”)) with a focus on long-term retention;

•	reinforce our values of progress (how we approach the world), openness (how we treat each other) and impact (how we do our work), which serve to motivate our executives to deliver the highest level of company, team and individual performance;

•	use a heavier weighting on long-term equity compensation directly tied to the long-term value and growth of our company to align the interests of our executives with those of our stockholders; and

•	ensure that our pay structure does not encourage unnecessary and excessive risk taking.

In response to our evolving business and in a year that we had significant changes to our senior leadership team in the form of a departing Chief Executive Officer, the appointment of our Executive Chairman and two promotions, we made the following compensation decisions in 2015:

•	Base Salary: We made competitive adjustments to the base salaries for certain members of our executive team, including certain Named Executive Officers. While we believe that compensation for the executive team should be more heavily weighted towards long-term equity compensation, we recognize the need to align our compensation with market competitive levels and accordingly, increased the salary component of overall compensation because a base salary is a necessary and customary element of compensation required to attract and retain highly-qualified executive officers. In spite of the adjustments, all of our Named Executive Officer base salaries remain significantly under market compared to our compensation peers, therefore, we expect that we will continue to adjust base salaries over time.

•

Performance-Based Cash Compensation: With the exception of our Chief Operating Officer who participates in a sales incentive plan, our executive team, including our other Named Executive Officers, does not participate in a performance-based cash compensation plan. We believe that until we reach sustainable profitability on a GAAP basis, performance-based compensation opportunities for our executive officers should continue to be in the form of long-term equity incentives. This approach allows us to conserve cash resources and tie most of the annual compensation opportunities for our executive officers to

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EXECUTIVE COMPENSATION

our performance in the form of equity awards whose value is linked to stockholder value and beginning in 2016 a portion of which is tied directly to company performance.

•	Equity: Our executive compensation program continues to be heavily weighted towards equity compensation, in particular in the form of RSUs. In 2015, we only granted RSUs to Mr. Roetter and Mr. Weil in response to their promotions to Senior Vice President, Engineering and Senior Vice President, Product, respectively, and made no grants to other Named Executive Officers. The vesting of the grant was heavily weighted to later years to promote retention and long-term focus.

•	Performance-Based Equity: In 2015 we issued Mr. Kordestani performance-based RSUs (“PRSUs”) and stock options to affirm our belief that employees and stockholders should share the same risk and reward profile. In keeping with this philosophy, when granting Mr. Kordestani’s award, we factored in a target of 50% performance-based compensation and 50% time based compensation based in the form of stock options based on his ability to significantly contribute to the financial growth of our organization. In response to our belief in a pay-for-performance culture and the feedback we received from investors during our outreach efforts, we announced in early February 2016 that we will begin to phase in a performance-based equity compensation program for our executive officers to further tie executive compensation to our financial performance by shifting the proportion of equity compensation over time from solely time-based equity compensation towards a combination of time-based and performance-based equity compensation. Accordingly, we granted our Chief Operating Officer, our Chief Technology Officer, and our General Counsel grants of performance-based awards in connection with their expanded job responsibilities.

•	Change of Control and Severance Benefits: We believe that in order to properly motivate and incentivize our executive team in the event of a change of control and to the possibility of a termination without “cause” or a termination with “good reason,” a standardized change of control and severance policy is critical. In 2015, we reviewed our Change of Control and Involuntary Termination Protection Policy versus the protections at our compensation peers and determined that the current policy continues to further our interest in encouraging retention among our key executive officers and remains competitive with our compensation peers.

We evaluate our executive compensation programs, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. We will continue to increase cash compensation opportunities, where appropriate, in order to move closer to market relative to the competitive landscape and continue our phase-in of our performance-based equity program.

Our Investor Outreach Program and Resulting Compensation Changes

We value the feedback of our stockholders. In 2015, our management team reached out to our top 30 institutional investors, as part of our ongoing stockholder outreach, to offer to meet and discuss our executive compensation programs, corporate governance and general business topics. The Twitter participants in these meetings included our head of Human Resources, head of Compensation, head of Investor Relations, Associate General Counsel and other members of our compensation and investor relations teams. Thematically, we heard from some of these stockholders that they were concerned that all of our equity granted to date had time-based vesting and no portion was linked to performance metrics. We also received feedback about our corporate governance and made corresponding changes, as more fully described in the section titled “Board of Directors and Corporate Governance—Corporate Governance Overview—Stockholder Outreach.”

The compensation committee considered the input we received from stockholders, along with other factors, and made changes to our executive compensation program. These changes, which have been primarily implemented for our fiscal year 2016 annual equity awards, consisted largely of the implementation of performance-based equity awards, including our PRSU grants.

The compensation committee and the board of directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices.

Our Compensation-Setting Process

We have been undergoing a period of rapid growth and development both as a private and public company in a highly competitive business and technological environment that dictates that we consider a number of factors in

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determining individual compensation arrangements with executives, including our Named Executive Officers, at the time we hire them:

•	our need to fill a particular position;

•	our financial position and growth direction at the time of hiring;

•	the individual’s expertise and experience; and

•	the competitive nature in hiring for the position.

Role of Our Compensation Committee. Our compensation committee is composed entirely of independent directors, and is responsible for overseeing our executive compensation program. Our compensation committee approves ongoing compensation arrangements for our executive officers, including our Named Executive Officers (other than our CEO) and makes recommendations to the full board of directors regarding our CEO’s compensation. In making its determination for compensation for our Named Executive Officers, our compensation committee considers the following factors: recommendations of our CEO and other management as described below, the individual achievement of each executive officer, compensation peer and competitive market data (as described below), the experience and contributions of our executive officers to our key business objectives, and internal pay equity based on the impact on our business and performance. There is no predetermined formula for weighting these factors. Instead, our compensation committee considers all of this information in light of our business objectives. Our compensation committee operates under a written charter adopted approved by our board of directors. The charter is available on our website.

Role of Management. Each year, our CEO, together with senior HR management, reviews our executive compensation practices against our compensation peers (described below), competitors for talent and market data. At the compensation committee’s request, our CEO then makes recommendations for target compensation opportunities for executive officers (other than himself). Our compensation committee believes that our CEO’s input for the compensation opportunities for other executives is highly valuable because of his daily involvement with the other members of our executive team and our business. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package. Our current CEO, Mr. Dorsey, requested that he forego all compensation for 2015 and our board of directors followed that request. Our senior management team also provides input on, and helps negotiate, initial compensation packages for our newly hired executives. Our compensation committee seeks input from senior management during the process of searching for, and negotiating compensation packages, with new senior level hires and coordinates with our Chief Financial Officer and Chief Accounting Officer in determining the financial and accounting implications of our executive compensation programs and hiring decisions.

Role of the Compensation Consultant. Our compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2015, our compensation committee requested that management engage with Compensia, Inc., a national compensation consulting firm, on matters relating to our compensation peers selection as well as to provide support and specific analyses with regard to compensation data and formulation of recommendations for executive compensation. The compensation committee intends to periodically review the need to independently retain a compensation consultant.

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Use of Comparative Market Data. We established our compensation peers in October 2013 in conjunction with our initial public offering. Each year the compensation committee reviews the current compensation peers along with the selection criteria for applicability in making the next years compensation decisions. The compensation peers, used to inform 2015 compensation decisions, were selected using four general selection parameters. The criteria are software (primary) and broad technology (secondary) companies located in the United States which are between one half (0.5x) and two and one half (2.5x) times our size in revenue with a market capitalization of one third (0.3x) to three (3.0x) times our market capitalization with a preference for companies with high growth and high market capitalization to revenue multiples. We also considered one other company we directly compete with for key talent in order to better represent the current competitive and talent environment. Of the original compensation peers selected in 2013, 15 of the original 17 remain; NetSuite and Verisign were removed due to revenue thresholds and Adobe and VMWare were added due to their similar market capitalization. The compensation peers used to inform 2015 compensation decisions were:

Facebook	Tesla Motors	Workday	Yelp
Netflix	LinkedIn	ServiceNow	Zillow
Salesforce.com	TripAdvisor	Palo Alto Networks
Yahoo	Adobe	VMWare
Groupon	Pandora Media	Splunk

Our compensation committee intends to continue to review our compensation peers and the underlying criteria annually to assess that it remains appropriate for review and comparison purposes. We also participate in surveys of market compensation practices in our industry and broadly across all industries, and undertake specialized studies of competitive market practices using the most relevant published survey sources and public filings.

When determining 2015 executive officer compensation opportunities, management presented information to the compensation committee based on compensation peers and market survey data. Our compensation committee considered this information in making its decision but did not engage in strict benchmarking to a fixed percentile. Instead, our compensation committee relied on the business experience of its members and on the recommendations of management to craft compensation packages appropriate for our particular executives taking into consideration the factors described above. We believe that the total compensation opportunities of our executive officers, including our Named Executive Officers, were competitive with market practices for similarly situated executives of our compensation peers.

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Elements of Pay and 2015 Compensation Decisions

Our executive compensation program is comprised of three components, listed in order of importance:

PAY COMPONENT	OBJECTIVE	BENEFIT TO STOCKHOLDERS
Equity Compensation	Provides a long-term incentive for executives to focus on stockholder value creation Vesting schedule encourages retention Performance-based grants encourage pay for performance	Value at time of vesting is based on long-term growth of Twitter’s stock price and/or starting in 2016, meeting corporate performance objectives of Twitter

Base Salary

Provides a measure of stable fixed compensation for performance of day-to-day services

Amount reflects individual’s performance and scope of responsibilities, as well as the competitive market for executive talent

Our base salary levels remain comparatively low as we try to conserve cash resources but at levels that are competitive to help us attract and retain talented executives

Benefits and Perquisites	Provides for the health and welfare of our executives and their families, for protection from unexpected loss, as well as the opportunity to save for retirement	Competitive benefits help us attract and retain talented executives

We believe that awarding a significant portion of pay in the form of compensation that is directly linked to our stock price motivates our executive team to focus on growing our business over the long term and aligning our executives’ interests with those of our stockholders. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each of our Named Executive Officer’s compensation has been individually designed to provide a combination of at-risk and fixed compensation that is tied to achievement of Twitter’s short-and long-term objectives.

The following chart sets forth the relative weight of 2015 compensation attributable to equity compensation and base salary for our Named Executive Officers.

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Equity Compensation. The majority of the compensation opportunities for each of our executive officers, including each of our Named Executive Officers, is delivered through RSU awards. The time vesting component of our RSU awards encourages retention over the long-term. In addition to the initial equity grant that each executive officer receives as part of his or her new hire package, the compensation committee may grant our executive officers additional equity awards each year as business needs dictate given the nature of our rapidly changing business. When determining the number of RSUs to issue under both new hire and ongoing awards, we assess the value of the awards based on a variety of potential future stock prices to attempt to mitigate the risk of materially over-compensating our executives if our stock price increases significantly. The size of awards that have been granted to our executive team, including our Named Executive Officers, have not been determined based on a specific formula, but rather on our board of directors’ or compensation committee’s business judgment regarding the appropriate level of compensation for the position as compared to those in our compensation peers or those companies that we consider direct competitors for talent; the critical nature of the position and the anticipated potential future impact; the size of each executive’s base salary due to the fact that we do not have a cash based bonus program; and the vested and unvested equity held by executives. On occasion, we issue options to purchase shares of Twitter stock, either in the form of incentive stock options or non-qualified stock options, to incentivize those executives who have a direct impact on our financial growth through a performance-based award. Mr. Kordestani received non-qualified stock options in 2015 as a form of inducement to join our company.

As discussed above, for 2016 we started to award long-term performance-based compensation in the form of PRSUs to our executive officers. Subject to the terms of the 2013 Plan, the PRSUs will be eligible to vest based upon our achievement of certain performance targets over a one-year performance period. The board of directors or the compensation committee will set the performance targets for the performance period prior to the end of the first quarter of the performance year and will assess achievement against those performance targets in the first quarter of the following year. Given that this is our initial roll out of the plan, we chose a one year performance period to assess the impact of the plan on performance. We intend to reassess the performance period in future years. In anticipation of implementing a more broadly used PRSU plan, the compensation committee approved granting Mr. Kordestani PRSUs in 2015 as an additional form of inducement to join our company. In determining Mr. Kordestani’s total compensation target, we viewed his position and associated responsibilities as both an executive of the company and member of the senior management team as well as his position on the board. Mr. Kordestani is expected to oversee our strategic direction, including by serving as Executive Chairman of our board of directors, helping with board recruiting and composition, recruiting critical talent, leading executive team organization and coaching, and leading strategic initiatives.

Due to the size and vesting status of our executive team’s existing equity awards, and our desire to incent our executive team to focus on the long-term business objectives, the compensation committee, upon recommendation from our senior management, adopted a gap to market approach to vesting. Under this approach, we only issue time vested equity awards when a material gap to targeted total direct compensation exists based on the value of existing awards and the schedule by which the awards vest. Accordingly for 2015, we only issued RSU grants to Mr. Roetter and Mr. Weil in connection with their respective promotions to Senior Vice President, Engineering and Senior Vice President, Product. Based on the amount of equity vesting each year, the compensation committee granted an award to vest over 2015 when a small gap to targeted total direct compensation existed, and an award to vest over Q4 2017 through Q4 2019; when a material gap to targeted total direct compensation existed. We believe this approach will promote long-term retention by allowing for multiple years between the grant date and the vesting start date before an executive can begin to realize value on his or her equity award. An illustration of how we calculate the gap and determine vesting follows:

Targeted Total Direct Compensation (“TDC”): $5M per year

	2016	2017	2018	2019
Current TDC with existing equity	$5.2M	$4.8M	$2.0M	$300K
Proposed Equity Grant	-0-	$200K	$3.0M	$4.7M
Vesting Schedule of Proposed Equity Grant	N/A	25% per quarter, commencing Q1, 2017	25% per quarter, commencing Q1, 2018	25% per quarter commencing Q1, 2019
Total TDC	$5.2M	$5.0M	$5.0M	$5.0M

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For more information relating to the granting of these RSU awards, including the vesting schedules, see the section titled “Executive Compensation—Compensation Tables—Grants of Plan-Based Awards in Fiscal Year 2015” table below.

2015 Equity Grants.

Jack Dorsey. Mr. Dorsey declined all compensation for 2015 (including equity awards).

Anthony Noto. Mr. Noto did not receive any equity awards in 2015 because he had significant unvested value in his outstanding equity awards.

Omid Kordestani. As inducement to join our company as our executive chairman, Mr. Kordestani received a grant of 800,000 non-qualified stock options. The non-qualified stock options vest 25% on the first day of the month following Mr. Kordestani’s twelve month employment anniversary and 6.25% are subject to quarterly vesting thereafter based on continued employment over the remainder of the vesting period. Mr. Kordestani also received a grant of 400,000 PRSUs. Mr. Kordestani will be eligible to earn 100,000 PRSUs at target in each of 2016 through 2019, with the earned amount determined in the first quarter of the year following the end of the performance period once financial results are known and the final payout is approved by the compensation committee.

Richard Costolo. Mr. Costolo did not receive any equity awards in 2015.

Alex Roetter. In recognition of Mr. Roetter’s promotion to Senior Vice President, Engineering and his gap to targeted total direct compensation, he received a grant of 24,000 RSUs. These RSUs vested 50% on April 1, 2015 and 50% on July 1, 2015. Mr. Roetter also received an additional equity grant of 152,837 RSUs. These RSUs were subject to quarterly vesting based on continued employment over nine quarters with the first vest date on October 1, 2017. Mr. Roetter resigned from the company on February 4, 2016 and all unvested equity was forfeited as of his date of termination, including this 152,837 share RSU grant.

Kevin Weil. In recognition of Mr. Weil’s promotion to Senior Vice President, Product and his gap to targeted total direct compensation, he received a grant of 24,000 RSUs. These RSUs vested 50% on April 1, 2015 and 50% on July 1, 2015. Mr. Weil also received an additional equity grant of 152,837 RSUs. These RSUs were subject to quarterly vesting based on continued employment over nine quarters with the first vest date on October 1, 2017. Mr. Weil resigned from the company on January 29, 2016 and all unvested equity was forfeited as of his date of termination, including this 152,837 share RSU grant.

Base Salary. The salaries of our executive team, including our Named Executive Officers, have remained significantly below market due to the fact that until October 2013, we were a privately-held company with the potential for significant equity upside coupled with our desire to maintain internal pay equity between executive officers and other senior level individuals. In 2014, our compensation committee agreed that the base salaries for our executive team, including our Named Executive Officers, should gradually increase to market competitive levels and accordingly in 2014, we raised base salaries to the lesser of 80% of market target or 150% of current base. In 2015, we made no further adjustments to base salaries as we believed that the 2014 increases were material in nature and continue to appropriately compensate our executive officers although they still remained well below our compensation peers. The following table shows the base salary rates in effect for 2015 (Mr. Dorsey declined a base salary for 2015):

NAME	2015 BASE SALARY RATE ($)
Jack Dorsey	—
Omid R. Kordestani	50,000
Anthony Noto	250,000
Richard Costolo	14,000
Alex Roetter	375,000
Kevin Weil	375,000

Benefits. Twitter executives, including the Named Executive Officers, participate in the same benefits plans and programs that all other Twitter employees in the same geographies they are based. These plans include medical, dental, and vision care plans, flexible spending accounts for health and dependent care, life, accidental death and dismemberment, disability, and travel insurance, employee assistance programs, and paid time off.

In addition, we maintain a tax qualified 401(k) retirement savings plan that contains both a pre-tax and an after-tax savings feature for the benefit of eligible U.S. employees, including our Named Executive Officers. In 2015, we implemented a discretionary employer matching contribution program by which the company will make a contribution of $.50 for every dollar an employee contributes in either the pre-tax or post-tax Roth account up to a maximum company

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contribution of $1,500 per year per eligible employee, including our Named Executive Officers. In order to receive the company contribution, the employee must be employed as of December 31 of the applicable plan year and have at least 6 months of continuous service. We believe that a company contribution encourages all eligible U.S. employees to contribute to long-term retirement savings. The 2015 contribution was fully vested as of the December 31 contribution date and is deductible by us.

Perquisites. Consistent with the practices of many companies in our peer group, we provide limited perquisites, mainly in the form of personal security, to several of our Named Executive Officers. We believe that the personal safety of our Named Executive Officers is paramount to Twitter and believe that the cost of the security measures are appropriate and necessary. With respect to Mr. Dorsey and formerly to Mr. Costolo, we paid for the annual costs of security personnel as well as the maintenance of security measures for Mr. Costolo’s personal residence. None of the security related costs constitute taxable income to our Named Executive Officers.

Other Compensation Information

Employment Arrangements. Each of our Named Executive Officers has entered into a written, at-will employment offer letter with us. For a summary of the material terms and conditions of these employment offer letters, see the section titled “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Information—Executive Officer Employment Letters.”

Post-Employment Compensation. Each of our Named Executive Officers participates in our Change of Control and Involuntary Termination Protection Policy (the “Severance Policy”), which provides standardized payments and benefits to the Named Executive Officers in the event of an termination without “cause” by Twitter or termination for “good reason” by the participant, whether or not in connection with a change of control, to make these benefits consistent among the executives who have these arrangements. Our compensation committee approves all plan participants and the level of benefit applicable to each plan participant. We believe that the change of control benefits in the Severance Policy assist to maximize stockholder value and maintain executive focus in the immediate period prior to, during and after the change of control event. The material terms of these post-employment arrangements are set forth in “Executive Compensation—

Compensation Tables—Potential Payments Upon Termination or Change of Control” below.

Accounting Treatment. We recognize a non-cash charge to earnings for accounting purposes for equity awards. We expect that our compensation committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution and overhang when deciding the amounts and terms of equity grants.

Deductibility of Executive Compensation. Section 162(m) may limit the amount that we may deduct from our federal income taxes for compensation paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Code Section 162(m) provides an exception from this deduction limit for certain forms of performance-based compensation and for certain compensation paid during a transition period after our initial public offering. While they are mindful of the benefit of the full deductibility of compensation, our board of directors and compensation committee believe that we should not be constrained by the requirements of the Code Section 162(m) exception where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our board of directors and compensation committee have not adopted a policy that would require that all compensation be deductible.

Taxation of Parachute Payments and Deferred Compensation. We do not provide, and have no obligation to provide, any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.

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Hedging and Pledging Policies. We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our Named Executive Officers are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Executive Officer Employment Letters.

Jack Dorsey. We entered into an executive employment letter dated June 11, 2015 with Mr. Dorsey, our Chief Executive Officer. The letter has no specific term and provides for at-will employment. At the time Mr. Dorsey was appointed Chief Executive Officer, he declined all compensation and therefore, is not currently subject to our Severance Policy.

Omid Kordestani. We entered into an executive employment letter dated October 13, 2015 with Mr. Kordestani, our Executive Chairman. The letter has no specific term and provides for at-will employment. The letter provides that Mr. Kordestani’s current base salary is $50,000 per year and outlines his grants of 800,000 non-qualified stock options and 400,000 PRSUs. The non-qualified stock options vest 25% on the first day of the month following his one-year employment anniversary and then quarterly thereafter for the remaining 12 quarters, subject to his continued employment on each vesting date. The PRSUs will have performance periods over our next four fiscal years beginning with our 2016 fiscal year, with performance targets to be set for each performance period in advance of the end of the applicable performance period, and, achievement determined in the first quarter following each completed fiscal year. Mr. Kordestani’s letter also specifies his severance arrangement if he is involuntarily terminated or terminates for “good reason” either in isolation or in connection with a change of control event, as described in the section titled “Executive Compensation—Compensation Tables—Potential Payments Upon Termination or Change of Control.”

Anthony Noto. We entered into an executive employment letter dated June 30, 2014 with Anthony Noto, our Chief Financial Officer. The letter has no specific term and provides for at-will employment. The letter provides that Mr. Noto’s base salary is $250,000 and outlines his grants of 1,500,000 RSUs and 500,000 non-qualified stock options, each vesting 25% on the first day of the month following his one-year employment anniversary (with 8/48th of the grant vesting as of March 1, 2015) and then quarterly thereafter for the remaining 12 quarters. Mr. Noto’s letter also specifies his severance arrangement if he is involuntarily terminated or terminates for “good reason” either in isolation or in connection with a change of control event, as described in the section titled “Executive Compensation—Compensation Tables—Potential Payments Upon Termination or Change of Control.”

Richard Costolo. We entered into an executive employment letter dated October 1, 2013 with Richard Costolo, our former Chief Executive Officer. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Costolo may have concerning his employment relationship with us. The letter also provides that Mr. Costolo’s annual base salary is $14,000. For Mr. Costolo’s current base salary see the section titled “Executive Compensation—Compensation Discussion and Analysis—Elements of Pay and 2015 Compensation Decisions—Base Salary.”

Mr. Costolo resigned as our Chief Executive Officer on July 1, 2015 and as a member of our board of directors on September 30, 2015. In connection with his resignation as Chief Executive Officer, Mr. Costolo entered into a letter agreement with Twitter dated as of June 11, 2015 agreeing to cancel all of his remaining unvested equity after July 1, 2015.

Alex Roetter. We entered into an executive employment letter dated July 28, 2010 with Alex Roetter, our Senior Vice President, Engineering. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Roetter may have concerning his employment relationship with us. The letter also provided that Mr. Roetter’s annual base salary was $150,000 (subsequently increased to $375,000). Mr. Roetter resigned from the company on February 4, 2016.

Kevin Weil. We entered into an executive employment letter dated May 26, 2009 with Kevin Weil, our Senior Vice President, Product. The letter has no specific term and provides for at-will employment. The letter supersedes all existing agreements and understandings Mr. Weil may have concerning his employment relationship with us. The letter also provides that Mr. Weil’s annual base salary was $120,000 (subsequently increased to $375,000). Mr. Weil resigned from the company on January 29, 2016.

Compensation-Related Risk.

We have undertaken a risk review of our employee compensation policies and practices in which our employees

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(including our executive officers) participate, to determine whether these policies and practices have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including, but not limited to, the following:

•	a commission-based incentive program for sales employees that only results in payout based on measurable financial or business critical metrics;

•	ownership of a large percentage of our shares and equity awards by senior management; and
•	our practice of awarding long-term equity grants upon hire to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of the company.

Based on our review, we concluded that any potential risks arising from our employee compensation policies and practices, including our executive compensation programs, are not reasonably likely to have a material adverse effect on Twitter. Our compensation committee has reviewed this assessment and agreed with management’s conclusions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Twitter’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

Peter Fenton (Chair)

Peter Chernin*

David Rosenblatt

Marjorie Scardino*

*	Ms. Scardino replaced Mr. Chernin as a member of the Compensation Committee on May 1, 2015

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Compensation Tables

2015 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	OPTION AWARDS ($)(3)	STOCK AWARDS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL COMPENSATION ($)
Jack Dorsey	2015	—	—	—	—	68,506	68,506
Chief Executive Officer

Anthony Noto(6)	2015	250,000	—	—	—	151,281	401,281
Chief Financial Officer	2014	124,038	—	9,545,000	63,075,000	24,060	72,768,098

Omid Kordestani(7)	2015	9,615	—	12,352,000	—	—	12,361,615
Executive Chairman

Richard Costolo	2015	7,162	—	—	—	84,633	91,795
Former Chief Executive Officer	2014	13,892	—	—	—	161,507	175,399
	2013	130,250	—	—	—	—	130,250
Alex Roetter(8)	2015	375,000	—	—	8,610,193	1,500	8,986,693
Former Senior Vice President,	2014	276,712	—	—	18,759,600	27,397	19,063,709
Engineering

Kevin Weil(9)	2015	375,000	—	—	8,610,193	71,462	9,056,655
Former Senior Vice President, Product	2014	252,056	2,500	—	12,733,800	15,997	13,004,353

(1)	Mr. Dorsey was appointed Chief Executive Officer on July 1, 2015. At his own recommendation to the compensation committee, Mr. Dorsey elected to forego any compensation for 2015. At his own recommendation to the compensation committee, Mr. Costolo’s base salary rate for 2015 was maintained at $14,000, pursuant to a reduction implemented effective August 2013. Mr. Costolo resigned as our Chief Executive Officer on July 1, 2015.
(2)	Amounts disclosed in this column relate to employee referral bonuses. Commencing in 2015, members of senior management were no longer eligible to participate in the employee referral bonus program.
(3)	Amounts disclosed in this column relate to grants of non-qualified stock options made under our 2013 Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each stock option was determined based on assumptions are set forth in Note 12 to our audited financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015, and do not reflect amounts actually paid to, or realized by, our Named Executive Officers in 2015, 2014 or 2013. For further information on the stock option grant made to Mr. Kordestani in 2015, see the section titled “Executive Compensation—Compensation Tables—Grants of Plan-Based Awards in Fiscal Year 2015” table below.
(4)	Amounts disclosed in this column relate to grants of RSUs made under our 2013 Plan. With respect to each RSU grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each RSU was determined based on assumptions are set forth in Note 12 to our audited financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015, and do not reflect amounts actually paid to, or realized by, our Named Executive Officers in 2015, 2014 or 2013. For further information on the RSU grants made in 2015, see the section titled “Executive Compensation—Compensation Tables—Grants of Plan-Based Awards in Fiscal Year 2015” table below. As of March 31, 2016, the aggregate value of the total awards granted to Messrs. Noto, Kordestani, Roetter and Weil in the table are valued at $24,825,000, $0, $0 (due to termination) and $0 (due to termination), respectively.
(5)	Amounts disclosed in this column include (i) company contributions made to our Named Executive Officers’ 401(k) account, which contribution was made to all eligible employees generally, (ii) for Mr. Noto for 2015, relocation expenses in the amount of $149,781, including $53,269 in gross-up payments in connection with non-tax advantaged relocation expenses, (iii) for Mr. Costolo and Mr. Weil, personal car service in the amount of $41,209 and $69,962, respectively, for 2015 and for Mr. Costolo $32,250 for 2014 and (iv) for Messrs. Dorsey and Costolo, the cost of residential security and protective detail of $68,506 and $43,424, respectively, for 2015 and for Messrs. Noto, Costolo, Roetter and Weil $22,560, $127,757, 25,897, and $14,497, respectively, for 2014. Due to the nature of our business, we believe that ensuring the personal safety of all of our employees, including our executive team, is paramount and necessary to our continued success. We do not consider any security costs to be personal benefits, however, the disclosure regulations require us to report such incremental costs as “All Other Compensation” above.
(6)	Mr. Noto was hired on June 30, 2014 and appointed as our Chief Financial Officer on August 12, 2014.
(7)

Mr. Kordestani was appointed as our Executive Chairman on October 13, 2015. As part of his new-hire compensation package, Mr. Kordestani was also awarded 400,000 PRSUs that are not reflected in this table due to fact that the grant date fair value of the award is not established

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until the applicable year’s performance criteria is known and approved by the compensation committee. At the time of Mr. Kordestani’s grant, the performance criteria had not been set.
(8)	Mr. Roetter resigned as Senior Vice President, Engineering on February 4, 2016 and all outstanding equity as of his date of resignation was cancelled, including the portion of the outstanding award value shown in the table above.
(9)	Mr. Weil resigned as Senior Vice President, Product on January 29, 2016 and all outstanding equity as of his date of resignation was cancelled, including the portion of the outstanding award value shown in the table above.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth information regarding grants of plan-based equity awards made to our Named Executive Officers during fiscal year 2015. We did not grant any plan-based cash awards during fiscal year 2015.

NAME	GRANT DATE		NUMBER OF SECURITIES UNDERLYING RESTRICTED STOCK UNITS (#)	NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (1)
Jack Dorsey	—		—	—	—	—
Anthony Noto	—		—	—	—	—
Omid Kordestani	10/29/2015	(2)	—	800,000	29.06	12,352,000
Richard Costolo	—		—	—	—	—
Alex Roetter	2/24/2015	(3)	152,837	—	—	7,441,633
	2/24/2015	(3)	24,000	—	—	1,168,560
Kevin Weil	2/24/2015	(3)	152,837	—	—	7,441,633
	2/24/2015	(3)	24,000	—	—	1,168,560
(1)	Reflects grant date fair value of restricted stock units and stock options computed in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 3 and 4 to the Summary Compensation Table above. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.
(2)	Reflects the award of non-qualified stock options under the 2013 Plan in connection with the commencement of Mr. Kordestani’s employment as Executive Chairman pursuant to the terms of his executive employment letter. Mr. Kordestani was also issued 400,000 PRSUs that are not reflected in this table due to fact that the grant date fair value of the award is not established until the applicable year’s performance criteria is known and approved by the compensation committee. At the time of Mr. Kordestani’s grant, the performance criteria had not been set.
(3)	Reflects the award of restricted stock units under the 2013 Plan as recognition of Mr. Roetter and Mr. Weil’s promotion to Senior Vice President, Engineering and Senior Vice President, Product, respectively, and their respective gap to targeted total direct compensation.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2015. These equity amounts have been adjusted, as applicable, to reflect, (i) a three-for-one forward stock split completed in May 2010 and (ii) a two-for-one forward stock split completed in May 2011. See the section titled “Executive Compensation—Compensation Tables—Potential Payments Upon Termination or Change of Control” for information regarding the impact of certain employment termination scenarios on outstanding equity awards.

			OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE (1)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($) (2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (3)
Jack Dorsey	5/11/2011	(4)	2,000,000	—	3.115	05/10/2021	—	—
Anthony Noto	7/1/2014	(5)	156,250	343,750	42.05	06/30/2024	—	—
	7/1/2014	(6)					1,031,250	23,863,125
Omid Kordestani	10/29/2015	(7)	—	800,000	29.06	10/29/2025	—	—
Richard Costolo	11/23/2010	(8)	1,074,786	—	1.8300	11/23/2020	—	—
	4/12/2012	(9)	169,941	—	14.4200	04/11/2022	—	—
Alex Roetter	2/10/2012	(10)	—	—	—	—	6,250	144,625
	9/27/2012	(11)	—	—	—	—	9,375	216,938
	3/8/2013	(12)	—	—	—	—	70,313	1,627,043
	8/9/2013	(13)	—	—	—	—	262,500	6,074,250
	9/12/2014	(14)	—	—	—	—	100,000	2,314,000
	9/12/2014	(15)	—	—	—	—	160,000	3,702,400
	2/24/2015	(16)					152,837	3,536,648
Kevin Weil	7/7/2009	(17)	16,000	—	0.1989	07/06/2019	—	—
	1/26/2011	(18)	28,238	—	2.2750	01/25/2021	—	—
	1/26/2011	(19)	540	—	2.2750	01/25/2021	—	—
	3/8/2013	(20)	—	—	—	—	39,063	903,918
	8/9/2013	(21)	—	—	—	—	65,625	1,518,563
	8/9/2013	(22)	—	—	—	—	252,000	5,831,280
	9/12/2014	(23)	—	—	—	—	60,000	1,388,400
	11/21/2014	(24)	—	—	—	—	120,000	2,776,800
	2/24/2015	(25)					152,837	3,536,648
(1)	Each of the outstanding equity awards was granted pursuant to our 2007 Plan or 2013 Plan.
(2)	The exercise price for stock options granted was the fair market value of a share of common stock on the date of grant.
(3)	This column represents the fair market value of the shares of our common stock underlying the RSUs as of December 31, 2015, based on the closing price of our common stock, as reported on the NYSE, of $23.14 per share on December 31, 2015.
(4)	All of the shares of common stock subject to this option were fully vested as of May 9, 2015. 25% of the shares of our common stock subject to this option vested on May 9, 2012, and the balance vested in 36 successive equal monthly installments.
(5)	16.67% of the shares of our common stock subject to this option will vest on March 1, 2015, 8.33% of the shares of our common stock subject to this option will vest on July 1, 2015, and the balance vests in twelve equal quarterly installments beginning on October 1, 2015, subject to continued service through each such vesting date.

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EXECUTIVE COMPENSATION

(6)	16.67% of the shares of our common stock underlying the RSUs will vest on March 1, 2015, 8.33% of the shares of our common stock underlying the RSUs will vest on July 1, 2015, and the balance vests in twelve equal quarterly installments beginning on October 1, 2015, subject to continued service through each such vesting date.
(7)	25% of the shares of our common stock underlying this option will vest on November 1, 2016, and the balance vests in twelve equal quarterly installments beginning on February 1, 2017, subject to continued service through each such vesting date.
(8)	All of the shares of our common stock subject to this option were fully vested as of November 22, 2014 and remain exercisable through the life of the grant. 25% of the shares of our common stock subject to this option vested on November 22, 2011, and the balance vested in 47 successive equal monthly installments.
(9)	6.25% of the shares of our common stock subject to this option vested on each of January 1, 2015 and April 1, 2015, and 18.75% of the shares of our common stock subject to this option were scheduled to vest in successive equal quarterly installments, subject to continued service through each such vesting date. On July 1, 2015, 218,499 options were cancelled pursuant to the terms of the award agreement and the balance remains exercisable through the life of the grant.
(10)	The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on March 1, 2013. Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. Thereafter, an additional 1/16th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date. On the date of termination, 6,250 shares cancelled pursuant to the terms of the original agreement.
(11)	The shares of our common stock underlying the RSUs vested as to 25% of the total number of shares of our common stock underlying the RSUs on September 1, 2013. Until February 2014, an additional 1/48th of the total number of shares of our common stock underlying the RSUs vested in monthly installments. Thereafter, an additional 1/16th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date. On the date of termination, 9,375 shares cancelled pursuant to the terms of the original agreement.
(12)	25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date. On the date of termination, 70,313 shares cancelled pursuant to the terms of the original agreement.
(13)	20% of the shares of our common stock underlying the RSUs vested on August 1, 2014. Beginning on November 1, 2014, an additional 1/20th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, and beginning November 1, 2015, an additional 1/13th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date. On the date of termination, 225,000 shares cancelled pursuant to the terms of the original agreement.
(14)	12.5% of the shares of our common stock underlying the RSUs vests in eight equal quarterly installments beginning on January 1, 2015, subject to continued service through each such vesting date. On the date of termination, 75,000 shares cancelled pursuant to the terms of the original agreement.
(15)	11.11% of the shares of our common stock underlying the RSUs vests in nine equal quarterly installments beginning on October 1, 2017, subject to continued service through each such vesting date. On the date of termination, 160,000 shares cancelled pursuant to the terms of the original agreement.
(16)	11.11% of the shares of our common stock underlying the RSUs vests in nine equal quarterly installments beginning on October 1, 2017, subject to continued service through each such vesting date. On the date of termination, 152,837 shares cancelled pursuant to the terms of the original agreement.
(17)	All of the shares of our common stock subject to this option were fully vested as of May 20, 2013. 25% of the shares of our common stock subject to this option vested on May 20, 2010, and the balance vested in 48 successive equal monthly installments.
(18)	All of the shares of our common stock subject to this option were fully vested as of January 1, 2016. 30% of the shares of our common stock subject to this option vested on January 1, 2012, and the balance vested in 48 successive equal monthly installments.
(19)	All of the shares of our common stock subject to this option were fully vested as of December 1, 2013. 11% of the shares of our common stock subject to this option vested on January 1, 2012, and the balance vested in 13 successive equal monthly installments.
(20)	25% of the shares of our common stock underlying the RSUs vested on March 1, 2014, and the balance vests in twelve equal quarterly installments beginning on June 1, 2014, subject to continued service through each such vesting date. On the date of termination, 39,063 shares cancelled pursuant to the terms of the original grant agreement.
(21)	25% of the shares of our common stock underlying the RSUs vested on August 1, 2014, and the balance vests in twelve equal quarterly installments beginning on November 1, 2014, subject to continued service through each such vesting date. On the date of termination, 65,625 shares cancelled pursuant to the terms of the original grant agreement.
(22)	20% of the shares of our common stock underlying the RSUs vested on August 1, 2014. Beginning on November 1, 2014, an additional 1/20th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, and beginning November 1, 2015, an additional 1/13th of the total number of shares of our common stock underlying the RSUs vests in quarterly installments, subject to continued service through each such vesting date. On the date of termination, 252,000 shares cancelled pursuant to the terms of the original agreement.
(23)	11.11% of the shares of our common stock underlying the RSUs vests in nine equal quarterly installments beginning on October 1, 2017, subject to continued service through each such vesting date. On the date of termination, 60,000 shares cancelled pursuant to the terms of the original agreement.
(24)	12.5% of the shares of our common stock underlying the RSUs vests in eight equal quarterly installments beginning on January 1, 2015, subject to continued service through each such vesting date. On the date of termination, 90,000 shares cancelled pursuant to the terms of the original agreement.

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(25)	11.11% of the shares of our common stock underlying the RSUs vests in nine equal quarterly installments beginning on October 1, 2017, subject to continued service through each such vesting date. On the date of termination, 152,837 shares cancelled pursuant to the terms of the original agreement.

Option Exercises and Stock Vested in 2015

The following table sets forth the number of shares of common stock acquired during 2015 by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	OPTIONS AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)(1)	VALUE REALIZED ON EXERCISE ($)(2)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(3)	VALUE REALIZED ON VESTING ($)(4)
Jack Dorsey	—	—	—	—
Anthony Noto	—	—	468,750	19,073,125
Omid Kordestani	—	—	—	—
Richard Costolo	7,061,104	189,075,906	204,863	7,086,968
Alex Roetter	—	—	336,500	11,975,263
Kevin Weil	—	—	320,750	11,465,748
(1)	Reflects the aggregate number of shares of common stock underlying the stock options that were exercised in 2015.
(2)	Calculated by multiplying (i) the fair market value of common stock on the exercise date, which was determined using the closing price on the NYSE of a share of common stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day, or the disposition price if the shares are disposed of in a disqualified disposition, minus the exercise price, by (ii) the number of shares of common stock acquired upon exercise.
(3)	Reflects the aggregate number of shares of common stock underlying the restricted stock unit awards that vested in 2015. Of the amount shown for Messrs. Noto, Costolo, Roetter and Weil, 240,214, 92,361, 174,887 and 166,831 shares, respectively, of common stock were sold to pay taxes due in connection with the vesting.
(4)	Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on the NYSE of a share of common stock on the date of vest (until May 2014) and the date prior to the day of vesting (May 2014 after), or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting. Of the amount shown for Messrs. Noto, Costolo, Roetter and Weil, $9,320,787, $3,488,293, $5,824,742, and $5,580,757, respectively, represents net proceeds after shares withheld for taxes.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our Named Executive Officers are entitled to participate.

Potential Payments Upon Termination or Change of Control

All of our Named Executive Officers participate in our Severance Policy, which provides standardized payments and benefits to the Named Executive Officers in the event of an Involuntary Termination (as defined below) either in connection with a Change of Control (as defined below) or during normal course of business in order to make these benefits consistent among the executives who have these arrangements. The compensation committee approves all participants under the Severance Policy and the level of benefit applicable to each participant. In the case of a Change of Control event, we believe that these arrangements

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EXECUTIVE COMPENSATION

assist to maximize stockholder value and maintain executive focus in the immediate period prior to, during and after the Change of Control event. We do not have any requirement to make payments simply based on the occurrence of a Change of Control (“single trigger” provisions). The Severance Policy does include a “double” trigger provision meaning that both a Change of Control and termination of employment must occur for the participant to receive the benefit. The material terms of these post-employment arrangements are set forth below, but generally each of our Named Executive Officers who signs and does not revoke our standard separation agreement and release of claims, which currently includes non-solicitation, non-disparagement and confidentiality conditions in connection with an Involuntary Termination of employment would be entitled to benefits, as specified in the participation agreement between that eligible employee and Twitter, as follows: (i) a lump sum severance payment equal to 100% of such eligible employee’s annual base salary in connection with a Change of Control, and a lump sum severance payment equal to at least 50% of such eligible employee’s annual base salary not in connection with a Change of Control, (ii) payment for up to 12 months under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“Cobra”) premiums to continue health insurance coverage for such eligible employee and his or her eligible dependents that were covered under our healthcare plan in connection with a Change of Control, and 6 months of such premiums upon a qualifying employment termination not in connection with a Change of Control, and (iii) acceleration of vesting of 50% (or 100% in the case of our former CEO, CFO and Executive Chairman) of the shares underlying all unvested equity awards held by such eligible employee immediately prior to such Involuntary Termination in connection with a Change of Control, and at least 12.5% for all eligible employees (including Twitter’s former CEO, CFO and Executive Chairman) for a qualifying employment termination not in connection with a Change of Control. The compensation committee reviews the equity acceleration percentage for each participant and will adjust as and when necessary to align with peer company practices.

NAME	% OF BASE SALARY UPON TERMINATION AS A RESULT OF A CIC	% OF ACCELERATED VESTING UPON TERMINATION AS A RESULT OF A CIC	% OF BASE SALARY UPON TERMINATION NOT IN CONNECTION WITH A CIC	% OF ACCELERATED VESTING UPON TERMINATION NOT IN CONNECTION WITH A CIC
Jack Dorsey	N/A	N/A	N/A	N/A
Anthony Noto	100%	100%	50%	12.5%
Omid Kordestani	100%	100%	100%	12.5%
Richard Costolo	100%	100%	100%	12.5%
Alex Roetter	100%	50%	100%	12.5%
Kevin Weil	100%	50%	100%	12.5%

Specific to Jack Dorsey, as he elected to take no compensation for 2015 and has no unvested equity, he is ineligible to receive any benefits under the Severance Policy.

Specific to Richard Costolo, upon his termination as Chief Executive Officer on July 1, 2015, he received no additional compensation under the Severance Policy except for the pro-rata amount of base salary earned through the date of termination and therefore is not included in the termination table below.

“Involuntary Termination” means a termination of employment by Twitter other than for Cause, death or disability or a termination of employment by the employee for Good Reason.

“Good Reason” means termination of employment within thirty (30) days following the “notice and cure period” in the next paragraph following the occurrence of one or more of the following events, without the employee’s express written consent: (a) a material adverse change in the nature or scope of the employee’s authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity, as applicable); (b) a material reduction by Twitter in the employee’s rate of annual base salary; (c) the failure of Twitter to continue any material compensation plan in which the employee is participating, unless the employee is permitted to participate in other plans providing the employee with substantially comparable compensation-related benefits, or the taking of any action by Twitter which would adversely affect the

52	TWITTER, INC. / 2016 Proxy Statement

EXECUTIVE COMPENSATION

employee’s participation in or materially reduce the employee’s compensation-related benefits under any such plan; or (d) the failure of Twitter to obtain from any successor or transferee of Twitter an express written and unconditional assumption of Twitter’s obligations under the Severance Policy.

Employment may be terminated by the employee for Good Reason only if an event or circumstance set forth in the Good Reason definitions as specified in (a) through (d) above shall have occurred and the employee provides Twitter with written notice thereof within ninety (90) days after the employee has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the employee believes constitutes Good Reason, Twitter fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and the employee resigns after the expiration of the cure period referenced in the preceding clause.

“Cause” means (a) the unauthorized use or disclosure of Twitter’s confidential information or trade secrets, which use or disclosure causes material harm to Twitter; (b) the breach of any agreement between the employee and Twitter; (c) the failure to comply with Twitter’s written policies or rules, including its code of conduct; (d) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (e) gross negligence or willful misconduct in the performance of the employee’s duties; (f) the continuing failure to perform assigned duties after receiving written notification of the failure from the board of directors (or for eligible employees other than the Chief Executive Officer, from the Chief Executive Officer); or (g) the failure to cooperate in good faith with a governmental or internal investigation of Twitter or its directors, officers or employees, if Twitter has requested cooperation; provided, however, that “Cause” will not be deemed to exist in the event of subsections (b), (c) or (f) above unless the employee has been provided with (i) 30 days’ written notice by the board of directors or the act or omission constituting “Cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

“Change of Control” means the occurrence of any of the following events:

A. Change in Ownership of Twitter. A change in the ownership of Twitter which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Twitter that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Twitter; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of Twitter will not be considered a Change of Control; or

B. Change in Effective Control of Twitter. If Twitter has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of Twitter which occurs on the date that a majority of members of the board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election. For purposes of this clause (B), if any Person is considered to be in effective control of Twitter, the acquisition of additional control of Twitter by the same Person will not be considered a Change of Control; or

C. Change in Ownership of a Substantial Portion of Twitter’s Assets. A change in the ownership of a substantial portion of Twitter’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from Twitter that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Twitter immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of Twitter’s assets: (i) a transfer to an entity that is controlled by Twitter’s stockholders immediately after the transfer, or (ii) a transfer of assets by Twitter to: (a) a stockholder of Twitter (immediately before the asset transfer) in exchange for or with respect to Twitter’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Twitter, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Twitter, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A of the Code.

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EXECUTIVE COMPENSATION

The table below outlines the estimated amount of payments and benefits that we would provide to our Named Executive Officers assuming that their employment was terminated as of December 31, 2015 (including in connection with a Change of Control) and the price per share of common stock was $23.14, the closing market price on December 31, 2015 (the last trading day of 2015). None of our Named Executive Officers are currently entitled to retirement benefits or additional benefits upon voluntary termination, death or disability.

The employment of the Named Executive Officers did not actually terminate on December 31, 2015, nor did Twitter incur a Change of Control on December 31, 2015. As a result, the Named Executive Officers did not receive any of the amounts shown in the table below. The actual amounts to be paid to a Named Executive Officer in connection with a termination event or a Change of Control event can only be determined at the time of such termination event.

Each Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner of termination. These amounts include accrued base salary and other employee benefits to which the Named Executive Officer was entitled on the date of termination, and are not shown in the table below.

EXECUTIVE	PAYMENT ELEMENTS	INVOLUNTARY TERMINATION AS A RESULT OF A CIC ($)	INVOLUNTARY TERMINATION NOT IN CONNECTION WITH A CIC ($)	VOLUNTARY TERMINATION ($)
Jack Dorsey	Salary	—	—	—
	Stock Options	—	—	—
	Restricted Stock Units	—	—	—
	Health Coverage (1)	—	—	—
	Total	—	—	—
Anthony Noto	Salary	250,000	125,000	—
	Stock Options	—	—	—
	Restricted Stock Units	23,863,125	2,982,891	—
	Health Coverage (1)	22,510	11,255	—
	Total	24,135,635	3,119,146	—
Omid Kordestani	Salary	50,000	50,000	—
	Stock Options	—	—	—
	PRSUs(2)	4,628,000	1,157,000	—
	Health Coverage (1)	22,510	11,255
	Total	4,700,510	1,218,255	—
Alex Roetter	Salary	375,000	375,000	—
	Stock Options	—	—	—
	Restricted Stock Units	8,807,952	2,201,988	—
	Health Coverage (1)	22,510	11,255	—
	Total	9,205,462	2,588,243	—
Kevin Weil	Salary	375,000	375,000	—
	Stock Options			—
	Restricted Stock Units	7,997,809	1,994,451	—
	Health Coverage (1)	17,734	8,867	—
	Total	8,390,543	2,378,318	—
(1)	Represents six months of Twitter-paid insurance coverage under Cobra in the case of an Involuntary Termination and twelve months of Twitter-paid insurance coverage in the case of an Involuntary Termination.
(2)	Represents conversion of target number of performance-based restricted stock units into restricted stock units on a one for one basis pursuant to the terms of the Severance Policy.

54	TWITTER, INC. / 2016 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2015, including our Twitter, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our “Equity Compensation Plans.”

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders	52,334,720	(1)	$7.42	(2)	113,304,026	(3)
Equity compensation plans not approved by security holders (4)	2,006,086		$2.62
Total	54,340,806		$6.55		113,304,026
(1)	This amount includes the following shares that may be issued under the 2013 Plan and 2007 Plan:

•	shares that may be issued in connection with outstanding stock options;

•	shares that may be issued in connection with stock awards; and

•	shares that may be issued in connection with directors’ deferred stock awards.

(2)	Indicates a weighted average price for 9,168,751 outstanding options under our 2007 Plan and our 2013 Plan. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(3)	As of December 31, 2015, 110,597,630 shares remained available for issuance under the 2013 Plan and 20,706,396 shares remained available for future issuance under the Purchase Plan. Permissible awards under the 2013 Plan include incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. In addition, our 2013 Plan provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2023, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 60,000,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014 and ending in (and including) 2033, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 11,300,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2016, the number of shares available for issuance under our 2013 Plan and our Purchase Plan increased by 34,706,623 shares and 6,941,324 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(4)	Includes the following plans: Afterlive.tv Inc. 2010 Stock Plan, Apps and Zerts, Inc. 2013 Stock Plan, Bluefin Labs, Inc. 2008 Stock Plan, CardSpring Inc. Amended and Restated 2011 Equity Incentive Plan, Crashlytics, Inc. 2011 Stock Plan, Gnip, Inc. 2008 Incentive Plan, as amended, MoPub Inc. 2010 Equity Incentive Plan, The Niche Project, Inc. 2014 Equity Incentive Plan, TapCommerce Inc. 2012 Stock Incentive Plan, TellApart, Inc. 2009 Stock Plan, Zipdial Mobile Solutions Private Limited Employee Stock Option Plan 2011.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 30, 2016 for:

•	each of our directors and nominees for director;

•	each of our Named Executive Officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 700,177,123 shares of our common stock outstanding as of March 30, 2016. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 30, 2016 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 30, 2016 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twitter, Inc., 1355 Market Street, Suite 900, San Francisco, California 94103. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
Named Executive Officers and Directors:
Jack Dorsey (1)	23,856,513	3.40%
Omid R. Kordestani (2)	122,250	*
Richard Costolo (3)	936,634	*
Anthony Noto (4)	602,578
Alex Roetter (5)	80,804	*
Kevin Weil (6)	226,946	*
Peter Chernin (7)	162,500	*
Peter Currie (8)	3,730,916	*
Peter Fenton (9)	3,727,417	*
Martha Lane Fox	0	*
Hugh Johnston	0	*
Marjorie Scardino (10)	12,359	*
David Rosenblatt (11)	375,632	*
Evan Williams (12)	43,675,288	6.24%
All executive officers and directors as a group (12 persons) (13)	76,165,374	10.79%
Other 5% Stockholders:
HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (14)	34,948,975	4.99%

56	TWITTER, INC. / 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of (i) 17,502,437 shares held of record by the Jack Dorsey Revocable Trust dated December 8, 2010, for which Mr. Dorsey serves as trustee, (ii) 2,354,076 shares held of record by the Jack Dorsey 2010 Annuity Trust, for which Mr. Dorsey serves as trustee, (iii) 2,000,000 shares held of record by the Jack Dorsey 2014 Annuity Trust UAD 8/18/2014, for which Mr. Dorsey serves as trustee and (iv) 2,000,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016.
(2)	Consists of 122,250 shares held of record by Mr. Kordestani.
(3)	Consists of (i) 436,634 shares held of record by Mr. Costolo and (ii) 500,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016, all of which are fully vested.
(4)	Consists of (i) 321,328 shares held of record by Mr. Noto, (ii) 187,500 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016, all of which are fully vested and (iii) 93,750 shares issuable upon vesting of RSUs within 60 days of March 30, 2016.
(5)	Consists of 80,804 shares held of record by Mr. Roetter.
(6)	Consists of 226,946 shares held of record by Mr. Weil.
(7)	Consists of 162,500 shares held of record by The Chernin Group, LLC, for which Mr. Chernin serves as founder and chairman.
(8)	Consists of (i) 21,452 shares held of record by Mr. Currie and (ii) 360,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016, all of which are fully vested.
(9)	Consists of (i) 13,268 shares held of record by Mr. Fenton, (ii) 1,199,817 shares held of record by the Fenton Family Trust, for which Mr. Fenton and his spouse serve as trustees, and (iii) 2,517,831 shares held of record by Benchmark Capital Partners VI, L.P. (“BCP VI”). Mr. Fenton is the general partner of BCP VI, and may be deemed to hold voting and dispositive power over the shares held of record by BCP VI.
(10)	Consists of 12,359 shares held of record by Ms. Scardino.
(11)	Consists of (i) 25,632 shares held of record by Mr. Rosenblatt and (ii) 350,000 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016, all of which are fully vested.
(12)	Consists of (i) 2,720,602 shares held of record by Mr. Williams, (ii) 34,959,581 shares held of record by Obvious, LLC, for which Mr. Williams serves as the sole member, (iii) 472,812 shares held of record by the Green Monster Trust dated November 7, 2012, for which the Goldman Sachs Trust Company serves as trustee, (iv) 19,314 shares held of record by Mr. Williams’ spouse, (v) 506,720 shares held of record by The Family Trust under the Williams 2010 Qualified Annuity Trust 1 dated August 31, 2010, for which Mr. Williams’ spouse serves as trustee and (vi) 4,996,259 shares held of record by the Article IV Family Trust Under Williams 2010 Qualified Annuity Trust 5, for which Mr. Williams’ spouse and the Goldman Sachs Trust Company serve as co-trustees.
(13)	Consists of (i) 70,310,047 shares held of record by our current directors and executive officers, (ii) 5,132,720 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 30, 2016, all of which are fully vested, and (iii) 722,607 shares issuable upon vesting of RSUs within 60 days of March 30, 2016.
(14)	According to the information reported by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on a Schedule 13G filed with the SEC on February 3, 2016, HRH beneficially owns an aggregate of 34,948,975 shares, which consists of (i) 14,914,450 shares held of record by HRH, (ii) 15,185,628 shares held of record by a revocable trust, (iii) 1,811,771 shares held of record by Kingdom Holding Company, a company organized in the Kingdom of Saudi Arabia (“KHC”), of which HRH is a majority shareholder, and (iv) 3,037,126 shares held of record by Kingdom 5-KR-228, Ltd., a Cayman Islands company (“KR-228”), and Kingdom 5-KR-236, Ltd., a Cayman Island company (“KR-236”), which are wholly-owned subsidiaries of KHC, and Kingdom 5-KR-229, Ltd., a Cayman Islands company (“KR-229”), which is an indirectly wholly-owned subsidiary of KHC. HRH, as the majority shareholder of KHC, has the power to elect a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-228 and KR-236, and, as the sole shareholder of KR-229, has the power to appoint a majority of the directors of KR-229. The address for HRH is c/o Kingdom Holding Company, Kingdom Centre, Floor 66, P.O. Box 2, Riyadh, 11321, Kingdom of Saudi Arabia.

TWITTER, INC. / 2016 Proxy Statement	57

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We have entered into the Contribution Agreement with the Jack Dorsey Trust, for which Mr. Dorsey, our Chief Executive Officer and a member of our board of directors, serves as trustee. See the section titled “Proposal No. 4 – Approval of Twitter, Inc. 2016 Equity Incentive Plan” for a description of the Contribution Agreement.

The sister of Vijaya Gadde, our General Counsel, Secretary and head of communications, is employed by us as Senior Strategic Publisher Manager. Her annual salary and other cash compensation is approximately $130,000, and she receives benefits consistent with other employees serving in the same capacity. In addition, she received a grant of 750 RSUs during the year ended December 31, 2015.

Other than as described above, since January 1, 2015, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related person where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related person transactions. We have a formal written policy providing that a related person transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related person transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the company’s total revenues, transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

58	TWITTER, INC. / 2016 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to the following three failures to timely file (i) a Form 4 for Gordon Lee (filed with the SEC on March 6, 2015), (ii) a Form 4 for Robert Kaiden (filed with the SEC on December 30, 2015) and (iii) a Form 4 for Vijaya Gadde (filed with the SEC on November 5, 2015), in each case, due to administrative error.

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2015 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at http://investor.twitterinc.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Twitter, Inc., Attention: Investor Relations, 1355 Market Street, Suite 900, San Francisco, California 94103.

*         *         *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 15, 2016

TWITTER, INC. / 2016 Proxy Statement	59

ANNEX A

ANNEX A

TWITTER, INC.

2016 EQUITY INCENTIVE PLAN

(subject to, and effective as of, stockholder approval at the 2016 Annual Meeting)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities or exchange control laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

TWITTER, INC. / 2016 Proxy Statement	A-1

ANNEX A

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Twitter, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Code Section 162(m).

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and

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ANNEX A

total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend or holiday, the Fair Market Value will be the price as determined in accordance with subsections (i) through (iv) above (as applicable) on the immediately preceding business day, unless otherwise determined by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

TWITTER, INC. / 2016 Proxy Statement	A-3

ANNEX A

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 11 of the Plan

(cc) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 of the Plan.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this Twitter, Inc. 2016 Equity Incentive Plan.

(hh) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(nn) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 6,814,085 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

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ANNEX A

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in subsection 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to subsection 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Code Section 162(m), the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Code Section 162(m).

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be

TWITTER, INC. / 2016 Proxy Statement	A-5

ANNEX A

exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Subject to Section 15 of the Plan, the following limitations will apply to grants of Options:

(1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 2,000,000 Shares.

(2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,000,000 Shares that will not be counted against the limit set forth in subsection (1) above.

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ANNEX A

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization, as described in Section 15 of the Plan.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15 of the Plan), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

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(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the right to designate a beneficiary is set forth in the Award Agreement and such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the

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person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in subsection 6(d) is prevented by the provisions of Section 22 below, the Option shall remain exercisable until thirty (30) days (or such longer period of time as determined by the Administrator, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, provided that during any Fiscal Year no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock, subject to Section 15 of the Plan. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 1,000,000 Shares of Restricted Stock.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

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(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock that is intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator, provided that during any Fiscal Year no Participant will receive Restricted Stock Units covering more than 1,000,000 Shares, subject to Section 15 of the Plan. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Restricted Stock Units covering up to an additional 1,000,000 Shares. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 2,000,000 Shares, subject to Section 15 of the Plan. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 1,000,000 Shares.

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(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 15 of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, (i) no Participant will receive Performance Units having an initial value greater than $2,500,000 and (iii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 1,000,000 Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

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(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

11. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin, (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) market share, (xxiii) contract awards or backlog, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) attainment of research and development milestones, (xxix) improvements in productivity, (xxx) attainment of objective operating goals, and (xxxi) objective employee metrics. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under

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GAAP or under IASB Principles. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Code Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

12. Outside Director Limitations.

(a) Cash-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, cash-settled Awards with a grant date fair value (determined in accordance with GAAP) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

(b) Stock-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, stock-settled Awards with a grant date fair value (determined in accordance with GAAP) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be

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exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6, 7, 8, 9, and 10 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this subsection 15(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received

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upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash (including cash from the sale of Shares issued to Participant) or Shares having a fair market value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary of the Company, nor will they interfere in any way with the Participant’s right or the Company’s right, or Parent’s or Subsidiary’s right, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

TWITTER, INC. / 2016 Proxy Statement	A-15

ANNEX A

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon stockholder approval at the 2016 Annual Meeting of Stockholders. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

A-16	TWITTER, INC. / 2016 Proxy Statement

TWITTER, INC.

Annual Meeting of Stockholders

May 25, 2016 at 2:00 PM PDT

This Proxy is solicited on behalf of the Board of Directors of Twitter, Inc.

The stockholder(s) hereby appoint(s) Jack Dorsey, Anthony Noto and Vijaya Gadde, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TWITTER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM PDT on May 25, 2016, at Yerba Buena Center for the Arts, YBCA Forum, 701 Mission Street, San Francisco, California 94103 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

http://www.viewproxy.com/Twitter/2016

The Board of Directors recommends you vote FOR the following nominees for director:

1.	Election of Directors
	Nominees:	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT
	01 Jack Dorsey	☐	☐	☐
02 Hugh Johnston
INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below.

☐	Change of Address — Please print new address below

Please mark your votes like this ☒
The Board of Directors recommends you vote FOR for the following proposal:
		FOR	AGAINST	ABSTAIN
2.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

4.	The approval of the Twitter, Inc. 2016 Equity Incentive Plan to be funded with shares owned by our CEO, Jack Dorsey.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof.
I plan to attend the meeting ☐
Date:

Signature

Signature (if held jointly)
NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person.

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Shares on the Internet:	Vote Your Shares by Phone: Call 1 (888) 693-8683	Vote Your Shares by Mail:
Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your shares. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.